SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

March 4, 2010

Dear Fellow Shareholder,

I am pleased to invite you to attend the Annual Meeting of Shareholders of Unitil Corporation. The meeting will be held on Thursday, April 15, 2010, at 10:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire. This year, shareholders will vote on the election of three directors and the ratification of the selection of independent public accountants.

Your vote is important. If you are a shareholder of record, please complete the enclosed proxy card and return it in the accompanying envelope. If you beneficially own your shares in street name, please direct your bank, broker or other nominee on how to vote your shares in accordance with the instructions they provided to you. These methods will ensure that your vote is counted at the Annual Meeting.

I am very pleased that you have chosen to invest in Unitil Corporation and look forward to seeing you at the meeting. On behalf of the directors and management of Unitil Corporation, thank you for your continued support and confidence in 2010.

Sincerely,

Robert G. Schoenberger

Chairman of the Board,

Chief Executive Officer and

President

Hampton, New Hampshire

March 4, 2010

The Annual Meeting of Shareholders of Unitil Corporation (the “Company”) will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Thursday, April 15, 2010 at 10:30 A.M. for the following purposes:

1.	To elect three Directors of the Company, each to serve a three-year term.

2.	To ratify the Selection of Caturano & Company, P.C. as Independent Public Accountants for 2010.

3.	To transact any other business as may properly be brought before the meeting.

The Company’s Board directed the Company to prepare this notice, the accompanying proxy statement, and the accompanying annual report and to send them to you.

The Board fixed February 8, 2010 as the date for determining holders of record of common stock who are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

THURSDAY, APRIL 15, 2010

This notice, the accompanying proxy statement and the accompanying annual report to shareholders are available for shareholders of record at www.envisionreports.com/UNITIL and for shareholders who beneficially own their shares in street name at www.edocumentview.com/UNITIL.

YOUR VOTE IS IMPORTANT

Your vote is important. In order to save the Company the expense of further solicitation to ensure a quorum is present at the Annual Meeting, please be sure your shares are represented at the Annual Meeting.

If you are a shareholder of record, please SIGN, DATE AND RETURN the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. Alternatively, you may vote your shares in person at the Annual Meeting. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the Annual Meeting or in person at the Annual Meeting.

If you beneficially own your shares in street name, please DIRECT YOUR BANK, BROKER OR OTHER NOMINEE ON HOW TO VOTE YOUR SHARES in accordance with the instructions provided by your bank, broker or other nominee. If for any reason you desire to change your instructions, you must contact your bank, broker or other nominee and follow its procedures for revoking or changing your instructions.

ATTENDING THE ANNUAL MEETING

All shareholders who wish to attend the Annual Meeting in person are encouraged to do so. However, to ensure that the Annual Meeting remains orderly and secure, you must follow certain protocols for admittance. Shareholders of record will need to provide their name and government-issued picture identification. Beneficial owners who own their shares in street name (e.g., through a bank, broker or other nominee) will need to provide a copy of an account statement from the bank, broker or nominee holding the shares as proof of ownership as of the Record Date, as well as government-issued picture identification.

March 4, 2010

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, APRIL 15, 2010

Unitil Corporation (“Unitil” or the “Company”) is providing this proxy statement and the accompanying annual report (which includes the Company’s Annual Report on Form 10-K for fiscal year 2009) to shareholders in connection with the Company’s 2010 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s Board of Directors (the “Board”) is soliciting your designation of a proxy to vote your shares at the Annual Meeting. As a shareholder of the Company, you are invited to attend the Annual Meeting, as well as entitled and requested to vote (or provide voting instructions) on the proposals described in this proxy statement. This proxy statement provides information to assist you in voting your shares.

The Company has the following subsidiaries, which are referred to throughout this proxy statement: Fitchburg Gas and Electric Light Company (“Fitchburg”); Granite State Gas Transmission, Inc. (“Granite”); Northern Utilities, Inc. (“Northern”); Unitil Energy Systems, Inc. (“Unitil Energy”); Unitil Power Corp. (“Unitil Power”); Unitil Realty Corp. (“Unitil Realty”); Unitil Resources, Inc. (“Unitil Resources”); Unitil Service Corp. (“Unitil Service”); and Usource, Inc. and Usource, LLC (collectively, “Usource”).

Information about the Annual Meeting

Date, Time and Place

The Annual Meeting will be held on Thursday, April 15, 2010 at 10:30 A.M at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire.

Anticipated Mailing Date

The Company anticipates first mailing this proxy statement, the accompanying proxy card, and the accompanying annual report to shareholders on or about March 4, 2010.

Matters to be Considered

The Annual Meeting will be held for the purposes of:

1)	Election of three Directors of the Company, each to serve a three-year term. The Board has nominated Michael J. Dalton, Edward F. Godfrey and Eben S. Moulton for re-election as Directors and recommends a vote FOR each of these nominees. Information on Proposal No. 1 is included in the section entitled Proposal 1: Election of Directors.

2)	Ratification of the selection of our independent public accountants, Caturano & Company, P.C., for fiscal year 2010. The Board recommends a vote FOR this proposal. Information on Proposal No. 2 is included in the section entitled Proposal 2: Ratification of Selection of Independent Public Accountants.

3)	Transaction of any other business that may properly be brought before the Annual Meeting.

Record Date; Number of Shares Outstanding

You are entitled to receive notice of and to vote at the Annual Meeting if you owned shares of the Company’s common stock as of the close of business on February 8, 2010 (the “Record Date”). As of the Record Date, the Company had 10,850,914 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

Quorum; Required Vote

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to conduct the Annual Meeting. This is referred to as a quorum.

If a quorum is present, Directors will be elected by a plurality of the votes cast by the shareholders. Votes withheld will not be counted toward the achievement of a plurality. With respect to all other matters that may come before the Annual Meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions and non-votes will have no effect on the other matters. Representatives of the Company’s transfer agent will count the votes and certify the results.

Voting Rights and Procedures

You may cast one vote for each share of common stock that you own on all matters presented at the Annual Meeting.

Record Holders.  If your shares of common stock were registered directly in your name with the Company’s transfer agent as of the Record Date, then you are considered a record holder of the shares (a “Record Holder”) and the Company has sent the proxy materials and the accompanying proxy card directly to you. A Record Holder may (i) vote in person at the Annual Meeting or (ii) vote by designating another person (the “proxy”) to vote on his, her or its behalf by delivering a properly completed proxy card. By properly completing and delivering the accompanying proxy card, you designate Robert G. Schoenberger and Mark H. Collin as proxies and they will vote your shares in the manner that you specify on the proxy card or, if you do not give any specification with respect to a matter, FOR such matter. Your delivery of a proxy card will not affect your right to attend the Annual Meeting and vote in person.

A Record Holder may revoke his, her or its designation of a proxy at any time before the taking of the vote at the Annual Meeting by (i) filing with Unitil’s Corporate Secretary a later-dated written notice of revocation, (ii) delivering to Unitil’s Corporate Secretary a properly completed, later-dated proxy card relating to the same shares or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You should send any written notice of revocation or subsequent proxy to Unitil’s Corporate Secretary at the address listed on page 1 of this proxy statement so as to be delivered prior to the Annual Meeting.

Street Name Holders.  If your shares of common stock are held in the name of a bank, broker or other nominee as of the Record Date, then you are considered a beneficial owner of the shares in street name (a “Street Name Holder “) and your bank, broker or other nominee has sent this proxy statement and voting instructions to you. A Street Name Holder should direct his, her or its bank, broker or other nominee on how to vote the shares by following the voting instructions provided by the bank, broker or other nominee.

Street Name Holders may change how their bank, broker, or other nominee will vote their shares by following the procedures provided by their bank, broker or other nominee.

If a Street Name Holder wishes to attend the Annual Meeting and vote in person, the Street Name Holder must first obtain a properly completed proxy card from his, her or its bank, broker or other nominee giving the Street Name Holder the right to vote the shares at the Annual Meeting.

As an owner of Unitil common stock, it is your legal right to vote on all matters to be considered at a shareholder meeting. We hope you will exercise your legal right and fully participate as a shareholder in Unitil’s 2010 Annual Meeting.

Beneficial Ownership

The following table sets forth information on the beneficial ownership of the Company’s one class of common stock as of the Record Date, February 8, 2010, by (i) each person known to the Company to be the beneficial owner of more than five percent of its Common Stock, (ii) each Director of the Company, (iii) each executive officer named in the Summary Compensation Table under the caption “Compensation of Named Executive Officers” below (the “Named Executive Officers”) and (iv) all Directors and Executive Officers of the Company as a group. Except as otherwise indicated, to the Company’s knowledge, the beneficial owners listed have sole voting and sole dispositive power with respect to the shares beneficially owned by them. The address of each of Unitil’s Directors and Executive Officers is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Owners:
Brown Advisory Holdings Incorporated (1)
901 South Bond Street, Suite 400 Baltimore, Maryland 21231	1,291,204	11.9%
BlackRock, Inc. (2)
40 East 52nd Street New York, New York 10022	691,104	6.38%
Systematic Financial Management, L.P. (3)
300 Frank W. Burr Boulevard Glenpointe East, 7th Floor Teaneck, New Jersey 07666	564,150	5.2%
Directors: (4)
William D. Adams	254	*
Dr. Robert V. Antonucci	1,331	*
David P. Brownell	3,136	*
Michael J. Dalton (5)	12,331	*
Albert H. Elfner, III	7,048	*
Edward F. Godfrey (6)	2,557	*
Michael B. Green	2,740	*
Eben S. Moulton	10,993	*
M. Brian O’Shaughnessy	9,723	*
Robert G. Schoenberger (7)	74,307	*
Dr. Sarah P. Voll	2,140	*
Named Executive Officers: (4)
Robert G. Schoenberger (7) Chairman of the Board, Chief Executive Officer and President	74,307	*
Mark H. Collin (8) Senior Vice President, Chief Financial Officer and Treasurer	17,462	*
Thomas P. Meissner, Jr. (9) Senior Vice President and Chief Operating Officer	14,832	*
George R. Gantz (10) Senior Vice President, Unitil Service	14,011	*
Todd R. Black (11) Senior Vice President, Unitil Service	9,422	*
All Directors and Executive Officers as a Group (18 Persons) (4)(12)	192,750	1.77%

*	Represents less than 1% of the Company’s outstanding common stock.

NOTES:

(1)	Information obtained from the Schedule 13G/A filed by Brown Advisory Holdings Incorporated on behalf of itself and its subsidiary, NSB Advisors, LLC, with the Securities and Exchange Commission on February 17, 2010. Brown Advisory Holdings Incorporated is the beneficial owner of 1,291,204 shares of common stock, of which it has no sole voting or dispositive power, no shared voting power, and shared dispositive power as to 1,291,204 shares.
(2)	Information obtained from the Schedule 13G filed by BlackRock, Inc. on behalf of itself and BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, and BlackRock Investment Management, LLC with the Securities and Exchange Commission on January 29, 2010. BlackRock, Inc. is the beneficial owner of 691,104 shares of common stock, of which it has sole voting power and sole dispositive power with respect to all 691,104 shares.
(3)	Information obtained from the Schedule 13G filed by Systematic Financial Management, L.P. with the Securities and Exchange Commission on February 12, 2010. Systematic Financial Management, L.P is the beneficial owner of 564,150 shares of common stock, of which it has sole voting power and sole dispositive power with respect to 564,150 shares.
(4)	Based on information furnished to Unitil by its Directors and Executive Officers.
(5)	Included are 7,838 shares held by a member of Mr. Dalton’s family. Mr. Dalton has no voting power or investment power with respect to, and no beneficial interest in, such shares.
(6)	The shares held by Mr. Godfrey are included as part of a pledge agreement.
(7)	Included are 3,815 shares that are held in trust for Mr. Schoenberger under the terms of the 401(k). Mr. Schoenberger has voting dispositive power only with respect to the shares credited to his account. Also included are 20,000 fully vested option shares that Mr. Schoenberger has the right to purchase upon the exercise of those options under the terms of our 1998 Stock Option Plan, and 19,230 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(8)	Included are 2,026 shares that are held in trust for Mr. Collin under the terms of our 401(k). Mr. Collin has voting dispositive power only with respect to the shares credited to his account. Also included are 2,000 fully vested option shares that Mr. Collin has the right to purchase upon the exercise of those options under the terms of our 1998 Stock Option Plan, and 6,057 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(9)	Included are 749 shares that are held in trust for Mr. Meissner under the terms of our 401(k). Mr. Meissner has voting dispositive power only with respect to the shares credited to his account. Also included are 1,000 fully vested option shares that Mr. Meissner has the right to purchase upon the exercise of those options under the terms of our 1998 Stock Option Plan, and 6,057 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(10)	Included are 2,500 fully vested option shares that Mr. Gantz has the right to purchase upon the exercise of those options under the terms of our 1998 Stock Option Plan, and 3,360 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(11)	Included are 1,180 shares that are held in trust for Mr. Black under the terms of our 401(k). Mr. Black has voting dispositive power only with respect to the shares credited to his account. Also included are 2,000 fully vested option shares that Mr. Black has the right to purchase upon the exercise of those options under our 1998 Stock Option Plan, and 2,388 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(12)	Included are 30,000 shares that Executive Officers have the right to purchase upon the exercise of options under the 1998 Stock Option Plan. Also included are 40,722 shares of unvested restricted stock granted under the terms and conditions of the Restricted Stock Plan. For additional information on the 1998 Stock Option Plan and the Restricted Stock Plan, see the Compensation Discussion and Analysis beginning on page 27. With the exception of Mr. Godfrey’s shares noted above, no other shares held by any Director or executive officer have been pledged.

Description of Management

The table below shows Executive Officers’ biographical information as of the date of this proxy statement, including the Named Executive Officers, with the exception of Mr. Schoenberger. Biographical information for Mr. Schoenberger, who is a Director, as well as chairman, chief executive officer and president of the Company, is included in the section of this proxy statement entitled Information About Directors Whose Terms of Office Continue on page 19.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	51	Mr. Collin has been Unitil’s senior vice president and chief financial officer since February 2003. Mr. Collin has also served as Unitil’s treasurer since 1998. Mr. Collin joined Unitil in 1988, and served as Unitil’s vice president of finance from 1995 until 2003.
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	47	Mr. Meissner has been Unitil’s senior vice president and chief operating officer since June 2005. Mr. Meissner served as Unitil’s senior vice president, operations, from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s director of engineering from 1998 to 2003.
George R. Gantz Senior Vice President, Unitil Service	58	Mr. Gantz has been Unitil’s senior vice president, distributed energy resources (Unitil Service), since September 2009. Mr. Gantz joined Unitil in 1983 and served as senior vice president, communication and regulation from 1994 until 2003, and senior vice president, customer services and communications from 2003 until 2009.
Todd R. Black Senior Vice President, Unitil Service	45	Mr. Black has been Unitil’s senior vice president, external affairs and customer relations (Unitil Service), since September 2009. Mr. Black joined Unitil in 1998 and served as vice president, sales and marketing, for Usource from 1998 until 2003, and president of Usource from 2003 until 2009.
Laurence M. Brock Controller & Chief Accounting Officer	56	Mr. Brock has been Unitil’s controller and chief accounting officer since June 2005. Mr. Brock joined Unitil in 1995 as vice president and controller and is a Certified Public Accountant in the state of New Hampshire.
George E. Long, Jr. Vice President, Unitil Service	53	Mr. Long has been Unitil’s vice president, administration (Unitil Service), since February 2003. Mr. Long joined Unitil in 1994 and was director, human resources, from 1998 to 2003.
Sandra L. Whitney Corporate Secretary	46	Ms. Whitney has been Unitil’s corporate secretary and secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and also serves as the corporate secretary of Unitil’s subsidiary companies.

Corporate Governance and Policies of the Board

The Company, with the Board’s oversight, maintains a tight focus on corporate governance and actively monitors new requirements mandated by the Securities and Exchange Commission (the “SEC”) and by the New York Stock Exchange (“NYSE”) and emerging issues concerning corporate governance and financial disclosure. The Company continues to monitor all new developments and regulation, and will adopt changes and institute procedures as appropriate.

The Board is committed to sound and effective corporate governance practices. Accordingly, the Board has adopted and documented Corporate Governance Guidelines and Policies of the Board (“Corporate Governance Guidelines”) that provide a system of best practices in the pursuit of superior Board function, communication and transparency. The Company believes that the ethical character, integrity and values of the Board and senior management remain the most important safeguards of good corporate governance at Unitil.

The Board has the following standing committees: Audit Committee, Compensation Committee, Executive Committee and Nominating and Governance Committee. Each of these committees has a formal written charter. The Corporate Governance Guidelines, as well as the charters for each of the standing committees, are available for review in the Investor Relations section of the Company’s website at www.unitil.com, and are available in print to any shareholder or other interested party upon request to the Corporate Secretary at 1-800-999-6501 or at the address listed on page 1.

General Governance Policies of the Board

The Board is responsible for overseeing the management of the Company’s property, business and affairs. Members of the Board must possess the ability to apply good business judgment and must be in a position to properly exercise their duties of loyalty, care and obedience. The Board also has a Directors’ retirement age policy that provides no Director may be nominated as a candidate, or for reelection, as part of the slate of Directors proposed for election by the Company, nor may any person be nominated as a candidate for Director, after he or she has reached age 72. Directors are not, however, subject to specific term limits. Due to the complexity of the business of the Company, the increased insight that a Director is able to develop over a period of time is valued. A lengthy tenure on the Board provides an enhanced contribution to the Board and is therefore in the best interest of shareholders. The Board and each committee also conduct an annual self-evaluation on key Board and committee-related issues that has proven to be a beneficial tool in the process of continuous improvement in Board and committee functioning and communication.

Code of Ethics

In January, 2004, the Board unanimously approved the Company’s Code of Ethics. The Code of Ethics is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all Directors, officers and employees. A copy of the Code of Ethics can be viewed in its entirety on the Company’s website at www.unitil.com. Should the Board adopt any changes to, or waivers of, the Company’s Code of Ethics, those changes or waivers will be promptly disclosed and posted on the Company’s website at the address noted above, as required by law, rule or regulation.

Director Independence

Unitil’s Corporate Governance Guidelines stipulate that a majority of the members of the Board, and all members of the Audit, Compensation and Nominating and Governance Committees, must be independent (as defined in Section 303A.02 of the NYSE Listed Company Manual—Corporate Governance Standards). As a listed company on the NYSE, Unitil must adhere to the independence standard set forth by the NYSE and the board has formally adopted independence criteria corresponding to the NYSE rules for director independence. The NYSE Listed Company Manual and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) include additional independence requirements for Audit Committee members.

Unitil’s Corporate Governance Guidelines, as well as the NYSE independence standard require that the Board annually affirm the independent status of non-employee or “outside” Directors. The Board makes this affirmation annually in January, and based on its last comprehensive review on January 14, 2010, the Board determined at that time that the following members of the Board are independent without exception:

William D. Adams	Michael J. Dalton	Eben S. Moulton
Dr. Robert V. Antonucci	Albert H. Elfner, III	M. Brian O’Shaughnessy
David P. Brownell	Edward F. Godfrey	Dr. Sarah P. Voll
Michael B. Green

The NYSE independence standard is not applied to Robert G. Schoenberger, who is the chairman of the board, chief executive officer and president of the Company.

Unitil’s Corporate Governance Guidelines and the NYSE independence standard can be viewed on the Company’s website at www.unitil.com.

During its annual independence review and affirmation, the Board applies the independence standard set forth in the Company’s Corporate Governance Guidelines and by the NYSE. Under these requirements, the members of the Board who qualify as independent must be free from any material relationship that would interfere with the exercise of independent judgment as a member of the Board. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally leaves to the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable NYSE and SEC regulations and standards. In addition, members of the Board are obligated to notify the full Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and the Company and its subsidiaries and/or members of senior management.

Risk Oversight

The Board is responsible for overseeing management and the business affairs of the Company, which includes the oversight of risk. The Board’s ultimate goal is to ensure that Unitil continues as a successful business, to optimize our financial returns in light of the business risks we face, to increase shareholder value over time, and to protect the interests of all of our stakeholders. Like all companies, Unitil faces a variety of risks, both internal and external, and many factors work simultaneously to affect the Company’s overall business risk. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management. The Board fulfills this oversight responsibility by:

•	Maintaining a governance framework, or “tone at the top,” that describes broad areas of responsibility and includes appropriate checks and balances for effective decision making and approvals;

•	Making effective decisions that set the proper tone, character, and strategic direction for the Company; and

•	Ensuring that senior management carry out their responsibilities and holding the appropriate persons accountable for the execution of the strategic plan.

The Board recognizes that the Company’s business risk is not static, and that it is not possible to mitigate all risk and uncertainty all of the time. However, comprehensive knowledge of the Company’s many elements of risk allows the Board proper oversight perspective with senior management in managing the material risks facing the Company. Overall, the senior management team believes the Company takes a systematic and proactive approach to risk management that includes an ongoing evaluation and assessment of both the internal and external business risks facing the Company.

Leadership Structure

The leadership structure of the Board consists of a combined Chairman/CEO position, which has been held by Mr. Schoenberger since 1997. Article V of the Company’s bylaws requires that “the Chairman of the Board shall be the chief executive officer of the Corporation.” Further, the Company believes that as a small-cap domestic corporation, the combination of these two positions is the most appropriate and suitable structure for proper and efficient Board functioning and communication. Mr. Schoenberger is the direct link between senior management and the Board, and as a utility professional with over 30 years of industry experience, he provides critical insight and perception to the Board, as well as feedback to senior management, through his thorough understanding of the issues at hand. The Board has also appointed Albert H. Elfner, III, as the lead independent director. In his role as lead director, Mr. Elfner, who also serves as the chairman of the Executive Committee and as a member of the Nominating and Governance Committee, presides at all meetings of the Board in Executive Session.

Meeting Attendance

The Company expects members of the Board to make a determined effort to attend all meetings of the Board and applicable committees. The Board met a total five times in 2009. During 2009, no Director attended less than 75% of the aggregate of the total number of meetings of the Board and applicable committees and, in fact, in 2009, Directors attended 100% of such meetings.

Directors are encouraged to attend the Annual Meeting of shareholders, although there is no formal requirement to attend. In 2009, eight Directors attended the Annual Meeting of shareholders.

Non-employee members of the Board have the opportunity to meet in executive session, without members of management present, following the adjournment of each Board and committee meeting. During 2009, the Board met in executive session on four occasions and Lead Director, Albert H. Elfner, III, presided at these meetings.

Communication with the Board

Shareholders and other interested parties desiring to communicate with the Board, a committee of the Board, or a member of the Board may do so in writing by sending a letter c/o Corporate Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 or via email to whitney@unitil.com. The Company will screen such mail for security purposes. The Corporate Secretary will determine whether the communication relates to business matters that are relevant to the Company and, if so, promptly forward the communication to the appropriate Director(s).

Nominations

The Nominating and Governance Committee is the standing committee of the Board responsible for recommending to the Board the slate of Director nominees for election by shareholders. The Board reviews and, as appropriate, approves all Director nominees prior to annual proxy material preparation. If a Director leaves the Board prior to the expiration of his or her term, the Board may elect another Director to fill such vacancy for the unexpired term of his or her predecessor.

The Nominating and Governance Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. See also “Board Diversity” disclosure below. Minimum criteria for Director nominees are set forth in the Corporate Governance Guidelines, as well as in the charter of the Nominating and Governance Committee (the “Nominating and Governance Committee Charter”). A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, integrity and experience with a high level of responsibility within their chosen fields, and have the ability to quickly understand complex principles of business, finance, and utility regulation. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. The Nominating and Governance Committee will consider nominees identified by the Committee, by other members of the Board, by shareholders, or through other sources. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating and Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

In September 2008, the Nominating and Governance Committee engaged the firm of Russell Reynolds Associates (“Russell Reynolds”) to assist the Nominating and Governance Committee in identifying and evaluating potential Board member candidates. In a process that took approximately six months, Russell Reynolds identified potential candidates using selection criteria and qualifications established by the Nominating and Governance Committee, and the list was condensed after each subsequent meeting with Russell Reynolds. Five final candidates were interviewed by the Committee in February and March, 2009. On March 26, 2009, upon the recommendation of the Nominating and Governance Committee, the Board approved William D. Adams as a new member of the Board. Mr. Adams was elected by the Company’s shareholders at the 2009 Annual Meeting.

Shareholders who wish to recommend and nominee may do so by sending the following information to the Nominating and Governance Committee c/o the Corporate Secretary at the address listed under the heading “Shareholder Communications with the Board”: (1) name of the candidate with brief biographical information and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a Director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for Director nominees were submitted to the Nominating and Governance Committee by any shareholder in connection with the 2010 Annual Meeting. Any shareholder desiring to present a nomination for consideration by the Nominating and Governance Committee prior to the 2011 Annual Meeting must do so prior to November 13, 2010, in order to provide adequate time to fully evaluate the proposed nominee.

Board Diversity

Although the Board does not have a formal diversity policy, it does seek to maintain optimum Board heterogeneity. Since 1999, the Board, and more recently, the Nominating and Governance Committee, has tracked the Directors’ professional experience and skill sets with a board inventory matrix (“the matrix”). The matrix lists every Director and his or her professional experience and skill sets in 13 categories considered by the Nominating and Governance Committee to be advantageous to the regulated utility business, as well as for a company of our size and complexity. The Nominating and Governance Committee uses this information to assess overall Board composition and to identify existing and potential gaps in the skills sets of Directors. This information is also used for recruiting purposes when there is a vacancy on the Board. The matrix has been in use for over 10 years because it has proven to be a valuable tool in this assessment exercise. The Board strives to represent a meaningful cross-section of business and industry experience, education, and specialized skill sets with a group of diverse individuals who add the element of quality to the Company’s corporate governance framework, and who fairly and without compromise execute their fiduciary duty to serve the best interests of our shareholders and all of our stakeholders.

Qualifications and Skills of Directors

General Qualifications

Directors must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Directors should also exhibit proven leadership capabilities, integrity and experience with a high level of responsibility and accomplishment within their chosen fields, and must have the ability to quickly understand complex principles of business, finance, and utility regulation. Directors must comply with the Company’s Code of Ethics, be free of potential conflicts of interest, and meet the requirements of independence as set forth by the NYSE. (Mr. Schoenberger, the chairman of the board, chief executive officer and president of the Company has been determined to be not independent, and he is the one exception to this qualification requirement.) Directors must be able to dedicate the proper amount of time to service on the Unitil Board, and must not serve on more than two public company boards if currently holding a position of CEO or an equivalent position, or on more than five public company boards if retired. Director nominees (Directors standing for re-election) are also evaluated by the Nominating and Governance Committee with regard to their meeting participation and contribution, preparedness and attendance. Overall continuity and chemistry of the Board are also considerations. Directors with a lengthy tenure on the Board are considered to be uniquely valuable, as there is no substitution for experience.

In addition to meeting or exceeding the general qualifications outlined above, the Directors of the Company are listed below with the specific qualifications, skills and/or attributes that make them qualified to serve, or to continue to serve, on the Unitil Board. Additional biographical information is included in the section of this proxy statement entitled Proposal 1—Election of Directors on page 18.

Director Name	Individual Qualifications
William D. Adams	Business and education industry expertise (27 years) Community and public policy insight Proven leadership
Dr. Robert V. Antonucci	Business and education industry expertise (36 years) Community and public policy insight Audit Committee certified financial expert Proven leadership Tenure on the Board (5 years)
David P. Brownell	Multinational business experience (38 years) Investor relations and marketing expertise Proven leadership Tenure on the Board (9 years)
Michael J. Dalton	Former president and chief operating officer of Unitil (retired in 2003) Utility operating expertise (41 years) Electrical engineering expertise Proven leadership Tenure on the Board (26 years)
Albert H. Elfner, III	Chartered financial analyst Financial industry expertise (over 27 years) Proven leadership Corporate governance expertise Tenure on the Board (11 years)
Edward F. Godfrey	Financial expertise Financial industry experience (27 years) Audit Committee certified financial expert Proven leadership Tenure on the Board (8 years)
Michael B. Green	Business and healthcare industry expertise (38 years) Proven leadership Audit Committee certified financial expert Tenure on the Board (9 years)
Eben S. Moulton	Business, financial and energy industry expertise Proven leadership Tenure on the Board (10 years)
M. Brian O’Shaughnessy	Manufacturing, mining and energy industry expertise (32 years) Proven leadership Business and public policy insight Tenure on the Board (12 years)
Robert G. Schoenberger	Unitil’s chairman, CEO and president Utility industry expertise (over 30 years) Regulated industry expertise Proven leadership Tenure on the Board (13 years)
Dr. Sarah P. Voll

Utility regulation expertise (over 25 years)

Proven leadership

Former chief economist and executive director - New Hampshire Public Utilities Commission

Well-published; consultant to utility and regulatory organizations worldwide

Tenure on the Board (7 years)

Transactions with Related Persons

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with Related Persons (as defined below), in accordance with its charter (the “Audit Committee Charter”). The Company had no transactions with Related Persons in 2009, and there are no transactions currently proposed for 2010.

Transactions between the Company or one or more of its subsidiaries and one or more Related Persons may present risks or conflicts of interest or the appearance of conflicts of interest. The Company’s Code of Ethics requires all employees, officers and Directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

As a result, this procedure requires:

•

that all Related Person Transactions and all material terms of the transactions must be communicated to the Audit Committee, including, but not limited to, the approximate dollar value of the amount involved in the transaction, and all the material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction; and

•	that each Related Person Transaction, and any material amendment or modification to any Related Person Transaction, be reviewed and approved or ratified by the Audit Committee.

The Audit Committee will evaluate Related Person Transactions based on:

•	information provided by members of the Company’s Board during the required annual affirmation of independence, at which the members of the Audit Committee shall be present;

•

applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Company’s Officers and Directors and provided to the Audit Committee by the Corporate Secretary or the Director of Internal Audit & Controls;

•	background information on nominees for Director provided by the Nominating Committee of the Board; and

•	any other applicable information provided by any Director or officer of the Company.

In connection with the review and approval or ratification, if appropriate, of any Related Person Transaction, the Audit Committee will consider whether the transaction will compromise the Company’s professional standards included in its Code of Ethics. In the case of any Related

Person Transaction involving an outside Director or nominee for Director, the Audit Committee will also consider whether the transaction will compromise the Director’s status as an independent Director as prescribed in the NYSE Listed Company Manual, Section 303A, Independent Directors.

All Related Person Transactions are required to be disclosed in the Company’s applicable filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended and related rules.

Exemption Clause:

Instruction (7)(a)to Item 404(a) of SEC Regulation S-K states that: Disclosure need not be provided if the transaction is one where the rates or charges involved in the transaction are determined by competitive bid, or the transaction involves rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Applicable Definitions:

•	“Related Person” shall have the meaning given to such term in Item 404(a) of SEC Regulation S-K (“Item 404(a)”).

•	“Related Person Transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the Company and any “Related Person.”

The procedures followed by the Audit Committee to evaluate transactions with Related Persons are also available in the Corporate Governance section of the Company’s website at www.unitil.com.

Compensation Committee Operations

The Compensation Committee is appointed annually by the Board for the primary purpose of overseeing the Company’s compensation and benefits programs. The Committee has overall authority to establish goals and objectives and to interpret the terms of the Company’s compensation policies, including base salary, incentive compensation, equity compensation, sales commissions, and benefits programs. The Compensation Committee discharges its oversight responsibilities by carrying out the specific functions outlined in its charter (the “Compensation Committee Charter”).

The Compensation Committee has the authority to delegate some of its responsibilities to individuals or subcommittees of the Committee’s choice. However, such delegation does not, and will not, absolve the Committee from the responsibilities that it bears under the terms of the Compensation Committee Charter.

The Compensation Committee has the authority to invite Executive Officers, members of management or other guests to attend its meetings, to perform research, or to provide relevant information. At the Committee’s request, Robert G. Schoenberger, chairman, chief executive officer (“CEO”) and president of the Company, and George E. Long, Jr., vice president of administration of the Company, serve the Committee in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation. Mr. Schoenberger participates in the discussions and decisions regarding salaries and incentive compensation for the Executive Officers of the Company reporting directly to him. Mr. Schoenberger recuses himself from discussions and decisions regarding his own salary and incentive compensation.

The Committee also has the authority to retain outside counsel, special consultants or experts to advise the Committee as the Committee deems appropriate or necessary in its sole discretion, and receive funding from the Company to engage such advisors, and has sole authority to approve related fees and retention terms.

The Committee conducted a search for a new compensation consultant for 2009, and after a formal review process, selected and engaged Towers Perrin1 as the new compensation consultant. In 2009, Towers Perrin conducted a complete review of compensation and benefit programs that cover the general employee population, and a complete review of executive compensation, and a complete review of director compensation.

The Compensation Committee may undertake any action and exercise such power and authority as necessary or appropriate to the discharge of the responsibilities and duties (i) set forth in the Compensation Committee Charter and the Company’s Bylaws, (ii) required by the Corporate Governance Standards of the NYSE or other applicable laws, rules or regulations, or (iii) otherwise determined by the Board.

Risk and Broad-Based Compensation Programs

Upon review and evaluation of its compensation policies and practices, including the Incentive Plan performance metrics, variable and non-variable pay mix, and limited non-performance payouts, the Company has determined that the risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are David P. Brownell, Michael J. Dalton, Eben S. Moulton, who serves as chairman, and Dr. Sarah P. Voll. Mr. Dalton retired from the Company in 2003, and most recently served as president and chief operating officer. The Board determined that Mr. Dalton is an independent Director under the independence standards of the NYSE. The other three members of the Compensation Committee are neither current nor former officers or employees of the Company. No member of the Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, no executive officer or Director of the Company

[1]	On January 3, 2010, Towers Perrin completed a merger with Watson Wyatt, forming the entity now known as Towers Watson. For the purposes of this disclosure, the work that was completed for the Compensation Committee was done under the name of Towers Perrin and will be referenced as such throughout this document.

serves on the board of directors or compensation committee of another company where an executive officer or director of the other company also serves on the Unitil Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports of ownership and changes in share ownership with the SEC and the NYSE. Based upon its review of such forms that were filed in 2009, and written representations from certain reporting persons that such forms were not required to be filed by those persons for the reporting year 2009, the Company believes that all filing requirements applicable to its officers and Directors during 2009 and through February 2010, were met.

Proposal 1:  Election of Directors

Article II of Unitil’s By-Laws provides for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

Information About Nominees for Director

Mr. Dalton, Mr. Godfrey and Mr. Moulton are standing for re-election as Directors this year upon the unanimous recommendation of the members of the Nominating and Governance Committee and the unanimous approval of the Board. Each nominee has been a member of the Board since the date indicated below and, except as otherwise noted, each nominee has held his or her present position (or another executive position with the same employer) for more than the past ten years.

Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by the Board to replace that nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Nominees for Director—Terms of Office to Expire in the Year 2013

Director Since

Michael J. Dalton, Age 69	1984

Mr. Dalton has been the retired president and chief operating officer of Unitil since 2003. Mr. Dalton has been a member of the Industrial Advisory Council of the University of New Hampshire (“UNH”) College of Engineering and Physical Sciences since 2003. Mr. Dalton was a director of the New England Gas Association from 2002 until 2003, the Electric Council of New England, the UNH Foundation, the UNH Alumni Association, and the UNH President’s Council. In addition, Mr. Dalton serves as a mentor with the UNH Pathways Mentorship Program.

Edward F. Godfrey, Age 60	2002

Mr. Godfrey was the executive vice president and chief operating officer of Keystone Investments, Incorporated (“Keystone”), Boston, Massachusetts, from 1997 until 1998. Mr. Godfrey has been retired from Keystone since 1998. Mr. Godfrey was senior vice president, chief financial officer and treasurer of Keystone from 1988 until 1996. Mr. Godfrey is also a director of VehiCare, LLC, Charlotte, North Carolina, since 2006.

Eben S. Moulton, Age 63	2000

Mr. Moulton has been the managing partner of Seacoast Capital Corporation, Danvers, Massachusetts, (a private investment company) since 1995. Mr. Moulton is also a director of IEC Electronics (provider of electronic manufacturing services to advanced technology companies), Newark, New York, a director of six private companies, and a trustee of Colorado College, Colorado Springs, Colorado.

The Board recommends that the shareholders vote FOR each of the nominees named above.

Information About Directors Whose Terms of Office Continue Until 2011 or 2012

	Director Since	Term to Expire

William D. Adams, Age 62	2009	2012

Mr. Adams has been the president of Colby College in Waterville, Maine, since 2000. Mr. Adams also serves on the board of trustees of Colby College. Mr. Adams also served as president of Bucknell University (“Bucknell”) in Pennsylvania from 1995 until 2000. Prior to leading Bucknell, he served as vice president and secretary of Wesleyan University in Connecticut. Mr. Adams also served as coordinator of the Great Works in Western Culture program at Stanford University and taught political philosophy at the University of North Carolina at Chapel Hill and Santa Clara University. Mr. Adams has served on the board of directors of Wittenberg University since 2007, Maine General Health since 2002, and Maine Public Broadcasting Corporation since 2002.

Dr. Robert V. Antonucci, Age 64	2004	2011

Dr. Antonucci has been the president of Fitchburg State College (“FSC”) in Fitchburg, Massachusetts, since 2003. Prior to his employment with FSC, Dr. Antonucci was president of the School Group of Riverdeep, Inc., San Francisco, California, from 2001 until 2003 and president and chief executive officer of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, Massachusetts from 1998 until 2001. Dr. Antonucci also served as the commissioner of education for the Commonwealth of Massachusetts from 1992 until 1998. In addition, Dr. Antonucci has served as a trustee of Eastern Bank since 1988. Dr. Antonucci also serves as a director of the North Central Massachusetts Chamber of Commerce and a director of the North Central Massachusetts United Way.

David P. Brownell, Age 66	2001	2011

Mr. Brownell has been a retired senior vice president of Tyco International Ltd. (“Tyco”) (a diversified global manufacturing and service company), Portsmouth, New Hampshire, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell was also interim president of the University of New Hampshire (“UNH”) Foundation, former vice chairman of the board of UNH Foundation, former volunteer board president of the Greater Seacoast New Hampshire United Way, and a former board member of the New Hampshire Junior Achievement Advisory Council.

Albert H. Elfner, III, Age 65	1999	2011

Mr. Elfner was the chairman of Evergreen Investment Management Company (“Evergreen”), Boston, Massachusetts, from 1994 until 1999 and its chief executive officer from 1995 until 1999. Mr. Elfner has been retired from Evergreen since 1999. Mr. Elfner is also a director of NGM Insurance Company (“NGM”), Jacksonville, Florida, as well as a member of the NGM finance committee, and as a director of Emerson Ecologics, LLC (distributor of natural health care products to health care professionals), and as a trustee of MDT Advisors (a quantitative investment management firm), Boston, Massachusetts.

Michael B. Green, Age 60	2001	2011

Mr. Green has been the president and chief executive officer of Capital Region Health Care and Concord Hospital, Concord, New Hampshire, since 1992. Mr. Green is also a member of the adjunct faculty, Dartmouth Medical School, Dartmouth College, Hanover, New Hampshire. In addition, Mr. Green currently serves on the board of the Foundation for Healthy Communities, is a director of the New Hampshire Hospital Association, a director of New Hampshire Business Council for the Arts, and a director of Merrimack County Savings Bank including membership on the bank’s investment and audit committees.

M. Brian O’Shaughnessy, Age 67	1998	2011

Mr. O’Shaughnessy has been the chairman of the board of Revere Copper Products, Inc. (“Revere”), Rome, New York, since 1988. Mr. O’Shaughnessy also served as chief executive officer and president of Revere from 1988 until 2007. Mr. O’Shaughnessy also serves on the Board and as the chief co-chair of the Coalition for a Prosperous America, three copper industry trade associations, three manufacturing associations in New York state regarding energy-related issues, and the Economic Development Growth Enterprise of Mohawk Valley.

	Director Since	Term to Expire

Robert G. Schoenberger, Age 59	1997	2012

Robert G. Schoenberger has been Unitil’s Chairman of the Board and Chief Executive Officer since 1997, as well as President since 2003. Prior to his employment with Unitil, Mr. Schoenberger was president and chief operating officer of the New York Power Authority (a state-owned utility) from 1993 until 1997. Mr. Schoenberger also serves as a director of SatCon Technology Corporation, Boston, Massachusetts (a leading provider of solar inverter and fuel cell power conversion solutions) since 2007. Mr. Schoenberger formerly served as chairman and trustee of Exeter Health Resources, Exeter, New Hampshire, from 1998 until 2009, and as a director of the Greater Seacoast New Hampshire United Way from 1998 until 2004, the New England Gas Association from 1999 until 2002 and the Southwest Power Pool from 2003 until 2005.

Dr. Sarah P. Voll, Age 67	2003	2012

Dr. Voll has been retired as vice president, National Economic Research Associates, Inc. (“NERA”), Washington, District of Columbia, a firm of consulting economists specializing in industrial and financial economics, since 2007, but currently serves as a special consultant to NERA. Dr. Voll had been with NERA in the position of vice president since 1999, and in the position of senior consultant from 1996 until 1999. Prior to her employment with NERA, Dr. Voll was a staff member at the New Hampshire Public Utilities Commission from 1980 until 1996.

Compensation of Directors

The following table shows the compensation paid to the members of the Board in 2009.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value & Non- qualified Deferred Compensation Earnings (3) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William D. Adams (4)	14,600	5,479	—	—	—	—	20,079
Dr. Robert V. Antonucci (5)	22,600	5,479	—	—	—	—	28,079
David P. Brownell (6)	28,600	5,479	—	—	—	—	34,079
Michael J. Dalton (7)	25,600	5,479	—	—	—	—	31,079
Albert H. Elfner, III (8)	38,600	5,479	—	—	—	—	44,079
Edward F. Godfrey (9)	30,100	5,479	—	—	—	—	35,579
Michael B. Green (10)	22,600	5,479	—	—	—	—	28,079
Eben S. Moulton (11)	36,600	5,479	—	—	—	—	42,079
M. Brian O’Shaughnessy (12)	28,600	5,479	—	—	—	—	34,079
Robert G. Schoenberger (13)	—	—	—	—	—	—	—
Charles H. Tenney III (14)	7,000	—	—	—	—	—	7,000
Dr. Sarah P. Voll (15)	22,600	5,479	—	—	—	—	28,079

NOTES:

(1)	The amount reflected is the cash equivalent value of the stock portion of the 2009-2010 annual retainer, received on December 1, 2009, in the form of 254 shares of Unitil common stock.
(2)	Members of the Board do not receive option awards or participate in any equity incentive compensation plan. Members of the Board do not receive non-equity compensation pursuant to any non-equity incentive compensation plan.
(3)	Members of the Board are not eligible to participate in the Unitil Corporation Retirement Plan. The Company does not have a nonqualified deferred compensation plan.
(4)	Mr. Adams is a member of the Nominating and Governance Committee.
(5)	Dr. Antonucci is a member of the Audit Committee.
(6)	Mr. Brownell is a member of the Compensation Committee and the chairman of the Nominating and Governance Committee.
(7)	Mr. Dalton is a member of the Compensation Committee, and also serves on the Pension Committee.
(8)	Mr. Elfner is the chairman of the Executive Committee and a member of the Nominating and Governance Committee. Mr. Elfner also serves on the Pension Committee.
(9)	Mr. Godfrey is the chairman of the Audit Committee.
(10)	Mr. Green is a member of the Audit Committee.
(11)	Mr. Moulton is the chairman of the Compensation Committee and a member of the Executive Committee.
(12)	Mr. O’Shaughnessy is a member of both the Executive Committee and the Nominating and Governance Committee.
(13)	As chairman of the board, chief executive officer and president of the Company, Mr. Schoenberger receives no separate compensation in the form of meeting fees or retainer fees for his service on the Board of Unitil or any subsidiary company. Mr. Schoenberger’s compensation is reflected in the Summary Compensation Table, which is presented on page 39.
(14)	Mr. Tenney served as a director of the Company and also as a member of the Executive Committee until he passed away on March 12, 2009.
(15)	Dr. Voll is a member of the Compensation Committee.

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting Director compensation, the significant amount of time that Directors dedicate to the fulfillment of their duties to the Company, as well as the skill-level required of members of the Board, is considered. The Directors’ current compensation schedule has been in place since July 2005. The Directors’ annual retainer year is for the one-year period beginning July 1 and ending June 30. This period coincides with the election of Directors at the Annual Meeting of shareholders in April, as well as the annual appointment of committee members in June. The annual retainer year period has been in place for Directors since the Company’s inception in 1984.

Members of the Board who are not officers of Unitil or any of its subsidiaries are entitled to an annual retainer fee of $12,500, of which $7,000 is paid in cash and $5,500 is used to purchase shares of Unitil common stock on the open market. Members of the Board also receive $1,000 for each Board Meeting they attend.

Non-chair members of the Audit Committee, Compensation Committee and Executive Committee receive an annual retainer fee of $3,000 and $1,000 for each committee meeting attended. Non-chair members of the Nominating and Governance Committee receive an annual retainer fee of $2,000 and $1,000 for each committee meeting attended. The chairs of the Audit Committee, the Compensation Committee, and the Executive Committee each receive an annual retainer fee of $8,000 and $1,000 for each committee meeting attended. The chairman of the Nominating and Governance Committee receives an annual retainer fee of $4,000 and $1,000 for each committee meeting attended. Directors who serve on the Pension Committee also receive a meeting fee of $1,000 for each meeting attended. No retainer fee is paid to the members of the Pension Committee, which is not considered to be one of the standing committees of the Board. Those Directors of Unitil who also serve as Directors of Fitchburg, Granite, Northern, and Unitil Energy and who are not officers of Unitil or any of its subsidiaries received a meeting fee of $100 for each Fitchburg, Granite, Northern, and Unitil Energy Board Meeting attended. Fitchburg, Granite, Northern, and Unitil Energy do not pay the Directors an annual retainer fee. All Directors are entitled to reimbursement of expenses incurred in connection with their attendance at Board meetings and meetings of any committee of which they are a member.

Committees of the Board

Audit Committee

The Audit Committee of the Board consists of three Directors who are not officers of the Company and are “independent” as defined by SEC regulations and in the NYSE Listed Company Manual. The members of the Audit Committee are Dr. Robert V. Antonucci, Edward F. Godfrey, who serves as chairman, and Michael B. Green. On September 29, 2006, the Board confirmed by a unanimous vote that Dr. Antonucci, Mr. Godfrey and Mr. Green are “Audit Committee Financial Experts,” as defined by the rules promulgated by the SEC. The Audit Committee held six meetings in 2009 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter. In accordance with the Audit Committee Charter, the Audit Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent accountant. Annually, the Audit Committee reviews the Audit Committee Charter and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Audit Committee Charter was last reviewed and ratified on October 23, 2009. The Audit Committee Charter is available on the Company’s website at www.unitil.com. The Audit Committee Report, which appears on page 25, more fully describes the activities and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The members of the Compensation Committee are Mr. Brownell, Mr. Dalton, Mr. Moulton, who serves as chairman, and Dr. Voll. The Compensation Committee held six meetings in 2009. The duties of the Committee include establishing objectives and interpreting the terms of the Company’s compensation policies with regard to base salary, incentive compensation, equity compensation, and benefits programs, as well as approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Unitil’s Named Executive Officers. The Compensation Committee’s duties also include administration of merit, incentive, and commission compensation plans for all appropriate personnel, the review and approval of annual performance measures and approval of annual incentive compensation plan awards. The Compensation Committee is also responsible for the annual review and approval of the Compensation Discussion and Analysis contained in the Company’s proxy statement. The Compensation Committee operates under the Compensation Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Compensation Committee Charter was last reviewed and ratified on December 16, 2009. The Compensation Committee Charter is available on the Company’s website at www.unitil.com.

Executive Committee

The Executive Committee of the Board held six meetings in 2009. Its members are Albert H. Elfner, III, who serves as chairman, Edward F. Godfrey, Eben S. Moulton, M. Brian O’Shaughnessy, and Robert G. Schoenberger. With the exception of Mr. Schoenberger, all committee members are independent as defined in the NYSE Listed Company Manual. The Executive Committee’s responsibilities are to review and oversee corporate policies related to the Company’s long-range strategic business, financial and operating plans, as well as the annual review of CEO performance. The Executive Committee operates under a written charter (the “Executive Committee Charter”), which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Executive Committee Charter was last ratified and amended on September 24, 2008. The Executive Committee is currently in the process of reviewing and updating its charter. The Executive Committee Charter is available on the Company’s website at www.unitil.com.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The Nominating and Governance Committee held four meetings in 2009. Its members are William D. Adams, David P. Brownell, who serves as chairman, Albert H. Elfner, III, and M. Brian O’Shaughnessy. The responsibilities of the Nominating and Governance Committee are to coordinate suggestions or searches for potential nominees for Board members, to review and evaluate qualifications of potential Board members, to recommend to the Board nominees for vacancies occurring from time to time on the Board, and the annual review of Board member performance prior to recommendation for nomination to stand for election to an additional term. The Nominating and Governance Committee’s duties also include the review and oversight of corporate governance standards. The Nominating and Governance Committee operates under the Nominating and Governance Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Nominating and Governance Committee Charter was last reviewed, ratified and amended on December 16, 2009. The Nominating and Governance Committee Charter is available on the Company’s website at www.unitil.com.

Audit Committee Report

The following report is submitted by the Audit Committee of Unitil Corporation with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2009.

In discharging its oversight responsibility regarding the audit process, the Audit Committee has discussed with the independent accountant the matters required to be discussed by the Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, as adopted by the PCAOB in Rule 3526, and has discussed with the independent accountant the independent accountant’s independence.

During 2009, the Audit Committee members received the quarterly financial information for review and comment prior to the filing of each Form 10-Q with the SEC. In fulfilling its responsibilities for the financial statements, the Audit Committee also reviewed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2009, with management and the independent accountant. Based on the reviews with management and the independent accountant, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey (chairman), and Michael B. Green

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Caturano and Company, P.C. (“Caturano”),2 the Company’s independent certified public accountants, for the years ended December 31, 2009, and December 31, 2008.

	Fiscal 2009	Fiscal 2008
Audit Fees	$516,799	$539,740
Audit-Related Fees	$160,407	$261,193
Tax Fees	$14,560	$36,738
All Other Fees	$0	$0
Total Fees	$691,766	$837,671

Audit Fees:  In 2009 and 2008, this category includes fees incurred for professional services rendered by Caturano for reviewing the quarterly financial statements included in the Company’s

[2]	Effective May 1, 2009, Vitale, Caturano & Company, P.C., the Company’s independent certified public accountant, changed its name to Caturano and Company, P.C. For the purposes of disclosure for the year 2009, the Company’s independent certified public account will be referenced as Caturano and Company, P.C.

filings on Form 10-Q, auditing the Company’s annual financial statements, including Form 10-K, and auditing the Company’s internal controls over financial reporting. The Audit Fees for 2009 include approximately $39,000 associated with the 2008 audit of the Company’s financial statements.

In 2008, this category also includes fees for the financial statement audits of Northern and Granite, which were acquired by the Company on December 1, 2008.

Audit-Related Fees:  In 2009 and 2008, this category includes fees incurred for professional services rendered by Caturano for auditing the Company’s employee benefit plans. In 2009 and 2008, this category also includes fees for comfort letters and consents related to filings with the SEC of approximately $112,000 and $190,000, respectively.

Tax Fees:  In 2009 and 2008, this category includes fees incurred for professional services rendered by Caturano in connection with benefit plan tax return preparation and benefit plan compliance filings.

All Other Fees:  Caturano did not render any professional services that are not within the scope of the above categories.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the Company’s accountant, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Caturano during fiscal 2009.

Compensation Committee Report

The following report is submitted by the Compensation Committee of Unitil Corporation with respect to the review and approval of the Compensation Discussion and Analysis, which appears below.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the 2010 Annual Meeting of Shareholders.

Compensation Committee Members

David P. Brownell, Michael J. Dalton, Eben S. Moulton (chairman) and Dr. Sarah P. Voll

Compensation Discussion and Analysis

Compensation Philosophy and Administration

The Compensation Committee is responsible for oversight of the executive compensation program. The Company, the Board and the Committee recognize the value and importance of sound principles for the development and administration of competitive compensation and benefit programs. The Committee maintains a set of guiding principles for setting executive compensation, originally adopted by the Committee in 2006, which are discussed below. Additional information concerning the processes and operational procedures followed by the Committee can be found in the Corporate Governance section of this proxy statement under the heading “Compensation Committee Operations” on page 15.

Compensation Policy & Process

The principle objective of Unitil’s executive compensation program is to attract, motivate, retain and reward highly qualified persons who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of the Company’s assets. It is the Company’s belief that a strong sense of teamwork and shared responsibility are vital in the achievement of strong performance. The Company’s incentive compensation reflects and supports this philosophy with an appropriate balance of both customer and shareholder-related goals that apply to the entire management team. See pages 32 and 33 for a discussion of the specific objectives set for 2009. The Company also believes that retention of talented and dedicated key executives will ensure continued focus on the achievement of long-term growth in shareholder value and provide significant benefit to all of the Company’s stakeholders, including shareholders, customers and employees.

After considerable review and discussion, the Compensation Committee affirmed the following guiding principles in designing executive compensation:

•	Annual compensation (currently defined as base salary, cash incentive and equity compensation) should target the national market median for comparable utility companies;

•	The annual compensation methodology for determining base pay increases should be the same for all executive positions, including the CEO and other Named Executive Officers; and

•

The compensation methodology should provide a consistent formula for determining each component of total compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved strategic plan (the “Strategic Plan”).

The Company utilizes the Hay method of job evaluation, which is a job grading process developed by the Hay Group. This method results in a job grade for each position that is equal to positions with comparable responsibilities at other companies that use this job evaluation system. The national market median represents the middle, or 50th percentile, of the compensation marketplace for the utility industry and provides a level of compensation for each job grade level and position that is sufficient to attract and retain executive talent.

The Committee engaged Towers Perrin to assess the competitiveness of market pay for all of its executive positions. In completing this engagement, Towers Perrin utilized the following published surveys: Towers Perrin Energy Services Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Total Compensation Survey for the Energy Sector, Towers Perrin General Industry Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Executive Benchmark Database, Mercer Information Technology Compensation Survey, and Mercer Finance, Accounting and Legal Compensation Survey. Towers Perrin extracted data from these survey sources based upon company size, appropriate markets, and matching of position responsibilities, with at least two data sources for each position. In addition, the Committee also compares the compensation of the CEO to a selected group of 14 small publicly-traded utility companies3 with annual revenues between $100 million and $1.1 billion to ensure that total compensation for the Company’s most senior executive is reasonable and competitive, and consistent with CEO pay practices at peer companies. Towers Perrin recommended retaining the Hay method of job evaluation.

Robert G. Schoenberger and George E. Long, Jr. participate in meetings of the Compensation Committee at the Committee’s request. Mr. Schoenberger and Mr. Long serve the Committee in a consultative capacity, providing data and analytical support to the Committee, management perspective relative to employee compensation and benefits, and recommendations for changes in employee benefits and compensation plans and programs for the Committee’s review, consideration and approval. From time to time, other Executive Officers are also invited to meet with the Compensation Committee to provide information, viewpoints or status reports.

Individual performance and Company performance are two critical components in determining how each individual executive is paid relative to the market median, as described below. Accordingly, approximately 39% (for Mr. Schoenberger) and 29% (average for the other Named Executive Officers) of the annual compensation awarded in 2009 is variable annual cash incentive compensation and variable annual equity compensation that is directly related to the Company’s overall performance.

Base Salary

The Company sets salary ranges for every job grade and position based upon salary survey data provided by Towers Perrin. The midpoint (or middle) of the salary range is set at the median level when compared to similar positions at other utility companies. In relation to each Named Executive Officer, base pay is set within the salary range based upon individual performance relative to individual annual goals. This same process is used for both executive and non-executive positions.

[3]	Florida Public Utilities Company, Chesapeake Utilities Corp., Central Vermont Public Service Corp., Empire District Electric Company, MGE Energy, Inc., ITC Holdings Corp., ALLETE, Inc., UIL Holdings Corp., Idacorp, Inc., South Jersey Industries, Inc., Black Hills Corp., Northwestern Natural Gas Company, El Paso Electric Company, and CLECO Corp.

Incentive Plan

The Company sets annual target cash incentive compensation equal to the market median target cash incentive compensation based on data provided by Towers Perrin. The Company has also developed a “balanced score card” approach to setting goals for the Incentive Plan (as defined below), recommending certain goals from the Strategic Plan that represent success in financial results, electric reliability, gas safety, customer service and rate competitiveness. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for the Incentive Plan annually. See pages 32 and 33 for a discussion of this score card.

Equity Compensation:

Restricted Stock Plan

The Company grants an annual amount of restricted stock to executive participants in the Restricted Stock Plan each year. The size of the annual grant is based upon the Company’s performance as well as on market data for the median size grant at other companies, as calculated using data provided by Towers Perrin. The shares of restricted stock vest over a period of four years, and the executive must request and receive approval from either the CEO or the chief financial officer (“CFO”) to sell fully vested shares.

Elements of Compensation

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. Base salary is determined under the Company’s salary policy, which assigns each position a grade and a salary range. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. The salaries of the Named Executive Officers, and all employees, are reviewed annually, as well as at the time of a promotion or change in responsibilities. Merit increases within the salary range are determined based on an evaluation of each individual’s skills, experience, performance and position in their salary range. Merit increases generally are effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of the Company’s competitive compensation guiding principles, which is to ensure that employees are paid at or near the market median. Merit increases may also be adjusted by the Committee to reflect the market value of a job when compared to similar positions at other companies within the Company’s peer group, as recommended by Towers Perrin.

Each year, Mr. Schoenberger provides an evaluation of the performance of the Company to the Executive Committee, and discusses this evaluation with the Executive Committee. The Executive Committee then meets in executive session jointly with the Compensation Committee to discuss Mr. Schoenberger’s performance in relation to the Company’s performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both Mr. Schoenberger and the Company as a whole. The Compensation Committee uses this information along with market competitive salary information previously described to determine an appropriate base salary increase for Mr. Schoenberger based on both merit and market conditions. Mr. Schoenberger provides a recommendation to the Compensation Committee for base salary increases for Mr. Collin, Mr. Meissner, Mr. Gantz and Mr. Black. The Compensation Committee then reviews and recommends the base salaries of all of the Named Executive Officers to the full Board for discussion and approval. The recommendations are based on the performance evaluations and market information for each of the Named Executive Officers.

Due to general economic conditions and specific Company considerations, the Compensation Committee elected to freeze base salaries for 2010 for all management employees, which was approved by the Board on December 17, 2009.

Incentive Compensation

Management Incentive Plan—All executives, including the Named Executive Officers, are participants in the Unitil Corporation Management Incentive Plan (“Incentive Plan”), which has been in place since 1998. The Incentive Plan provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The purpose of the Incentive Plan, which is consistent with the Company’s principle compensation objective, is to provide executives with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of the Company’s stakeholders. The Incentive Plan is further intended to provide executives with competitive target levels of total compensation when considered with base salaries.

For the Incentive Plan, annual quantitative performance objectives are established by the Compensation Committee. These objectives are key performance metrics from the Strategic Plan, and are the same for Executive Officers and general employees to ensure that all employees are focused on common bottom-line business, customer service, and operational results. Usource employees are rewarded using performance metrics that are directly related to the growth and success of Usource, as established by the Compensation Committee. These objectives are discussed below under “Performance Objectives and Measures For Incentive Compensation.” Under the Incentive Plan, Executive Officers receive a cash award if the quantitative goals that are set by the Compensation Committee are met. Each executive officer’s target award is established as a percentage of base salary and the relative level of his or her position when compared to other electric and gas utility companies, calculated using data provided by Towers Perrin. The target awards for 2009 are based on the following base salary percentages for the Named Executive Officers:

Mr. Schoenberger	50%
Mr. Collin	35%
Mr. Meissner	35%
Mr. Gantz	30%
Mr. Black	32	%/30% [4]

[4]	In 2009, Mr. Black’s target award was 32% for the first half of the year as President, Usource. In July, 2009, Mr. Black was promoted to Senior Vice President, Public Affairs and Customer Service, Unitil Service, and his target award was adjusted to 30% for the second half of the year.

Actual awards can be less than or greater than the target payout amount depending upon actual results achieved. In addition, the Compensation Committee has the authority to increase or decrease the amount of the award earned by all plan participants based upon the Committee’s assessment of qualitative performance, such as capitalizing on unplanned opportunities and responding to unforeseen problems. This Qualitative Score adjustment may increase or decrease the award by a maximum factor of 0.25.

Restricted Stock Plan—The Unitil Corporation Restricted Stock Plan (“Restricted Stock Plan”) was approved by shareholders at the 2003 Annual Meeting of shareholders. Participation in the Restricted Stock Plan is currently limited to Executive Officers and other employees named by the Compensation Committee. The Restricted Stock Plan provides annual awards, which are generally granted in February of each year, in the form of restricted shares of Common Stock. The Company grants annual awards to current Restricted Stock Plan participants based upon the attainment of the same set of specified goals from the Strategic Plan as the Incentive Plan, discussed above. As with the Incentive Plan, target grant awards are established that generally vary based upon the grade level of each participant’s position in the Company. The objectives of the Restricted Stock Plan, which again tie back to the principal compensation objective, are to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants, and to encourage stock ownership in the Company. Further, equity-based compensation ensures that Executive Officers have a continuing stake in the Company’s long-term success.

Awards of restricted stock vest fully over a period of four years at a rate of 25% each year subject to continued employment with the Company. Participants holding restricted shares granted under the Restricted Stock Plan have the same rights as all shareholders, including the right to vote the restricted shares and collect any cash dividends paid on the restricted shares prior to vesting. Additionally, restricted stock awards are grossed-up to offset the participant’s tax obligation in connection with the award. The gross-up feature was designed to support the Restricted Stock Plan’s stated objectives of encouraging stock ownership by ensuring that taxes on the grant are paid without executives needing to sell their shares in order to meet this tax obligation. The gross-up feature also reduces both the dilutive effect of the Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. Specifically, the Committee:

1)	sets the gross amount of the stock award to be equal to the market median award;

2)	subtracts the federal and Medicare tax impacts of the award; then

3)	divides the net award value by the current stock price to calculate a net award in shares.

After grossing-up for taxes, the net award provides a market competitive award while minimizing both dilution and volatility.

Performance Objectives and Measures For Incentive Compensation

The Company has two compensation plans in which the Named Executive Officers participate where performance objectives and measures are integrally and directly linked to the compensation awarded—the Incentive Plan and the Restricted Stock Plan.

Performance objectives and measures are recommended by the Company annually in the Strategic Plan. The Strategic Plan includes targets for each performance objective, and is reviewed and approved by the Board each year. In connection with the responsibilities outlined in the Compensation Committee Charter, key performance objectives are then selected by the Committee each year. The Committee uses the target performance objectives from the Strategic Plan and determines a minimum and maximum performance level for each performance objective. Additional credit, or “weight,” is not provided for performance that achieves values greater than the maximum determined by the Committee, and no credit is given for performance that fails to achieve the minimum determined by the Committee.

For 2009, the Committee selected the following performance objectives for the Incentive Plan and Restricted Stock Plan:

Objective 2009	Measure	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum—approved budget EPS minus $0.10 Target—approved budget EPS Maximum—approved budget EPS plus $0.10	25%
Three-Year Average Return on Equity the achievement of average three-year return on equity measured against same average three-year performance of peer utility companies	Minimum—better than lowest third of peers Target—better than peer average Maximum—in top third of peers	15%
Gas Safety the response to odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	Minimum—95% Target—97% Maximum—99%	10%
Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum—191 minutes Target—156 minutes Maximum—121 minutes	10%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national Edison Electric Institute (“EEI”) benchmark for residential customers	Minimum—target minus 5% Target—national EEI benchmark Maximum—target plus 5%	10%
Gas & Electric Residential Distribution Rates the achievement of residential rates measured against same-year performance of peer utility companies in the northeast; results weighted 50% electric and 50% gas	Minimum—better than most costly third of peers Target—better than peer average Maximum—in the least cost third of peers	30%
TOTAL		100%

For the “peer companies” referenced above, actual performance is compared to a select group of New England-based utility companies that have service territory characteristics comparable to Unitil. This peer group is comprised of: NStar, Energy East, CH Energy Group, UIL Holding Company, Central Vermont Public Service, Northeast Utilities, Maine and Maritimes, and National Grid.

The Compensation Committee determined that compensation for Usource executives, including Mr. Black for the first half of 2009, under the Unitil Management Incentive Plan should be determined and measured based upon attainment of goals specific to the success of Usource business operations. Specifically, the Compensation Committee established the goals and relative weightings as follows:

Objective—2009	Measure	Weight
Usource Gross Revenues the achievement of a stipulated amount of gross revenue from Usource business operations.	Minimum—$3.8M Target—$4.0M Maximum—$4.2M	40%
Usource Net Income the achievement of a stipulated amount of net income from Usource business operations	Minimum—$870,000 Target—$1,300,000 Maximum—$1,700,000	60%
TOTAL		100%

For 2010, the Compensation Committee selected the following performance objectives, applicable to all Named Executive Officers in 2010, for the Incentive Plan and Restricted Stock Plan:

Objective—2010	Measure	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum—approved budget EPS minus $0.10 Target—approved budget EPS Maximum—approved budget EPS plus $0.15	25%
Three-Year Average Return on Equity the achievement of average three-year return on equity measured against same average three-year performance of peer utility companies in the northeast	Minimum—better than lowest third of peers Target—better than peer average Maximum—in top third of peers	15%
Gas Safety the response to odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	Minimum—95% Target—97% Maximum—99%	10%
Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum—191 minutes Target—156 minutes Maximum—121 minutes	10%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national Edison Electric Institute (“EEI”) benchmark for residential customers	Minimum—target minus 5% Target—national EEI benchmark Maximum—target plus 5%	10%
Gas & Electric Residential Distribution Rates the achievement of residential rates measured against same-year performance of peer utility companies in the northeast; results weighted 50% electric and 50% gas	Minimum—better than most costly third of peers Target—better than peer average Maximum—in the least cost third of peers	30%
TOTAL		100%

The Compensation Committee meets in February each year, following certification of the fiscal year financial results by the external auditors, to approve the payout under the Incentive Plan and to approve the annual grant under the Restricted Stock Plan. This schedule allows the incentive compensation information for the Named Executive Officers to be included in the proxy statement and also allows the Incentive Plan award to be made before the March 15 deadline established by the Internal Revenue Code of 1986, as amended, Section 409A.

Incentive Compensation Formulas

For each Incentive Plan participant, including the Named Executive Officers, the following formula is used to calculate the individual Incentive Plan award:

Plan Year Base Pay x Target Percent x (Weighted Performance Factor + Qualitative Score) = Incentive Payout

For each Restricted Stock Plan participant, including the Named Executive Officers, the information in the following formula is used to calculate their individual grant in any plan year:

Target Restricted Share Grant x Performance Factor = Actual Restricted Share Grant

The Performance Factor is determined based upon the Weighted Performance Factor plus the Qualitative Score in the Incentive Plan as follows:

Incentive Plan Weighted Performance Factor + Qualitative Score	Performance Factor
50% to 69%	50%
70% to 89%	75%
90% to 109%	100%
110% to 129%	125%
130% to 150%	150%

The Weighted Performance Factor, as shown in the formulas above, is the total actual quantitative performance calculation derived by multiplying the “weight” by the “factor.” The “factor” is based upon where the actual performance results fall on the continuum of minimum— target—maximum, with “target” assigned a “factor” of 100, “minimum” assigned a “factor” of 50, and “maximum” assigned a “factor” of 150.

The Qualitative Score is determined solely by the Compensation Committee. In making this determination, the Committee seeks input from Mr. Schoenberger regarding the challenges faced during the year and the ways in which the Company responded to those challenges and capitalized on opportunities. The Committee meets in executive session to discuss and decide upon a Qualitative Score, and once determined, the same score is used to calculate the incentive payout for all employees, including the CEO and Named Executive Officers. Target Incentive Plan Payout percentages and Target Restricted Share Grants are set according to each participant’s job grade-level in accordance with survey data provided by Towers Perrin.

As provided in the Compensation Committee Charter, the Committee has discretion to establish policies, objectives, rules, and other procedures necessary for the effective operation of the Company’s compensation plans and programs. This discretion includes the freedom to increase or decrease quantitatively calculated awards under the Incentive Plan and under the Restricted Stock Plan. The Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Committee has in the past exercised its discretion to both increase and decrease certain quantitatively calculated awards when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2009 results, the Committee made no Qualitative Score adjustment.

Other Compensation Plans

Stock Option Plan—The 1998 Unitil Corporation Stock Option Plan (“Stock Option Plan”) was adopted by the Board in December 1998. At the time of adoption, shareholder approval was not required for certain equity compensation plans under American Stock Exchange rules, which was the exchange upon which the Company was listed at that time. The Stock Option Plan was terminated upon recommendation of the Compensation Committee in 2001 because the Compensation Committee agreed with management’s observation that value was not being delivered to participants as compared to the cost of the option grants under the Stock Option Plan. Shareholders were paying for the Stock Option Plan through reduced earnings; however, participants were not realizing the same gains in compensation value. Therefore, the same annual value from the Stock Option Plan was used to fund the Restricted Stock Plan, previously described. In April 2004, the 177,500 remaining registered but ungranted shares in the Stock Option Plan were deregistered with the SEC. The Stock Option Plan remains in effect solely for the purpose of the continued administration of the 33,000 options currently outstanding. The options granted under the Stock Option Plan were granted for a period of ten years at an exercise price of 100% of the fair market value based on the closing stock price on the day preceding the grant. If unexercised, these options will expire in 2011. Currently, all outstanding options are fully vested and exercisable.

Other Benefits

Unitil Corporation Retirement Plan (“Retirement Plan”)—The Retirement Plan is a traditional Defined Benefit Pension Plan covering a majority of employees of Unitil and its subsidiaries. It provides retirement income benefits based upon years of service, age at retirement and final five-year average salary. The Retirement Plan was closed to new participants effective January 1, 2010, and new employees hired after December 31, 2009 are now offered an enhanced 401(k) plan instead of the traditional Defined Benefit Pension Plan. In addition, existing employees were offered a one-time opportunity to elect to remain an active participant in the Retirement Plan, or to accept a frozen Retirement Plan benefit and move to the enhanced 401(k) Plan.

Supplemental Executive Retirement Plan (“SERP”)—The purpose of the SERP is to provide enhanced retirement benefits to certain key executives selected by the Board in order to encourage continued service by these executives until retirement. Currently, Mr. Schoenberger, Mr. Collin and Mr. Meissner have been named by the Board to participate in the SERP. The SERP also currently pays benefits to two retired executives of the Company. The SERP enhances the retirement benefits provided by the Retirement Plan by:

1)	counting all cash compensation towards the benefits formula, thereby providing a bypass to the compensation limits imposed by the Internal Revenue Service;

2)	including compensation received from the Incentive Plan in the benefits calculation; and

3)	using a final three-year average of salary and Incentive Plan compensation to determine the benefits from the SERP.

See also the Pension Benefits Table on page 47 for the present value of the accumulated benefit for each Named Executive Officer.

Change of Control Agreements—The Company provides certain executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements. This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. Prior to 2001, the Change of Control Agreements were written to provide three years of salary and benefit protection in the event of a Change of Control. Starting in 2001, the new standard became two years of salary and benefit protection, and all agreements executed since that time have been for this two-year period. Mr. Schoenberger, Mr. Collin, Mr. Gantz, and Mr. Black have three-year Change of Control Agreements, and Mr. Meissner has a two-year Change of Control Agreement in place. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for payments to be made: 1) a change of control must occur and 2) an adverse employment action must occur. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. See also the discussion of “Potential Payments Upon Termination or Change in Control” on page 49 for a full description of “change in control” as defined in the Agreements.

Employment Agreement—Robert G. Schoenberger—In order to retain the services of the CEO, the Board has approved an Employment Agreement with Mr. Schoenberger. The Employment Agreement provides job security for the term of the Agreement (through October 31, 2012) by specifying reasons why Mr. Schoenberger’s employment may be terminated by the Board. The Employment Agreement also protects the Company’s interests during and following termination of employment by providing specific reasons for termination and by prohibiting Mr. Schoenberger from engaging directly or indirectly in competition with the Company, from recruiting or soliciting any officer or employee, from diverting customers to a competitor, or from disclosing confidential Company information or business practices.

The Company initially entered into an employment agreement with Mr. Schoenberger when he joined the Company on November 1, 1997, and then again on November 1, 2000, November 1, 2003, November 1, 2006, and November 1, 2009. The terms of Mr. Schoenberger’s current Employment Agreement specify Mr. Schoenberger’s base salary, which is subject to annual review by the Board for discretionary periodic increases in accordance with the Company’s compensation policies. The Employment Agreement also states that Mr. Schoenberger is entitled to continued participation in the Company’s SERP and all other management and employee benefit plans made available by the Company, and that the Change of Control Agreement entered into on February 6, 1998, between Mr. Schoenberger and the Company shall remain in effect.

The Employment Agreement provides that the Board may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Agreement for any reason other than cause, death or disability, or if Mr. Schoenberger terminates his employment because of a constructive termination, Mr. Schoenberger will receive a combination of (i) base pay at the rate in effect on the date of employment termination, (ii) an annual amount equal to the average of the annual Incentive Plan amounts received by Mr. Schoenberger in the two calendar years preceding the year in which termination occurs, and (iii) benefits, in each case for a period of two years following the date of termination. If during that two-year period Mr. Schoenberger secures full-time employment, the obligation to provide benefits will cease. All payments described above will be made in accordance with regular payroll policies.

Executive Perquisites—The Company limits the use of perquisites as a method of compensation. Mr. Schoenberger receives annual reimbursement for a club membership and is also provided with an automobile for both business and personal use. Please see the “All Other Compensation” column of the “Summary Compensation Table” on page 39. Both of these perquisites were provided to Mr. Schoenberger pursuant to his initial and subsequent Employment Agreements. No other perquisites are provided to Mr. Schoenberger or any Named Executive Officer.

Internal Revenue Code Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the CEO and certain Executive Officers. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code and generally seeks to structure executive compensation so that it will constitute “qualified performance-based compensation” and therefore not be subject to the deduction limitations of Section 162(m) of the Code. There can be no assurance, however, that such executive compensation will be treated as “qualified performance-based compensation.” In addition, the Company reserves its right to authorize executive compensation that may be subject to the deduction limitations of Section 162(m) of the Code when the Company believes that such compensation is appropriate and in the best interests of the Company and its shareholders.

Stock Ownership Requirement for Management

The Company does not have a formal policy requiring stock ownership by management. One of the key objectives of the Restricted Stock Plan is to promote ownership of the Company’s stock by management, and the Restricted Stock Plan has been successful in this objective with almost all of the restricted shares granted to date held by management as unrestricted common stock.

Other Benefits

Active Employee Benefits—The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a vision insurance plan, two group life insurance plans, a long-term disability insurance plan, a defined benefit pension plan, a 401(k) retirement savings plan which includes company matching contributions, and other ancillary benefits plans and policies.

Retired Employee Benefits—The Company provides company-paid life insurance, as well as company-subsidized medical insurance, to qualifying retirees. For non-union employees hired before December 31, 2009 and retiring on or after January 1, 2010, the Company will subsidize post-retirement medical premiums at the same percentage as active employees. For employees hired after December 31, 2009, this subsidy ends when the retiree attains age 65. Post-retirement benefits for employees represented by unions are administered in accordance with the applicable collective bargaining agreement.

Compensation of Named Executive Officers

The table below shows the compensation Unitil and/or its subsidiaries paid to its chief executive officer, its chief financial officer, and its three other most highly compensated officers in the years 2007 through 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)		Stock Awards (2) ($)	Option Awards $	Non- Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2009 2008 2007	456,601 443,302 424,212	— — —		89,250 191,172 157,850	— — —	196,338 294,796 263,011	504,427 366,736 256,027	60,135 65,404 120,398	(5)	1,306,751 1,361,410 1,221,498
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2009 2008 2007	221,942 214,437 205,203	— — —		27,510 58,806 51,660	— — —	66,805 99,820 89,058	104,971 64,369 52,417	20,241 19,957 17,824	(6)	441,469 457,389 416,162
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2009 2008 2007	224,564 216,970 207,627	— — —		27,510 58,806 51,660	— — —	67,594 101,000 90,110	95,816 17,569 48,142	21,283 22,875 22,219	(7)	436,767 417,220 419,758
George R. Gantz Senior Vice President Unitil Service	2009 2008 2007	200,630 194,315 187,744	— — —		15,120 32,579 28,700	— — —	51,763 77,532 69,841	113,773 54,115 73,551	22,801 26,431 13,287	(8)	404,087 384,972 373,123
Todd R. Black Senior Vice President Unitil Service	2009 2008 2007	170,138 165,183 158,070	— 9,000 —	(9)	15,120 20,695 18,081	— — —	60,331 45,987 64,429	36,954 13,785 16,553	11,680 12,577 11,379	(10)	294,223 267,227 268,512

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.
(2)	Values shown in column (e) represent the grant date fair value of each award granted under the Restricted Stock Plan for results attained during the years 2007 – 2009. Restricted Stock Plan grants were made February 6, 2008 for 2007 results at a price of $28.70, February 16, 2009 for 2008 results at a price of $20.49, and February 5, 2010 for 2009 results at a price of $21.00. See also the Grants of Plan-Based Awards Table on page 41.
(3)	The terms of the Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see “Compensation Discussion and Analysis”). The amounts shown for each Named Executive Officer reflect the cash incentive awarded on February 6, 2008, for 2007 Incentive Plan results, February 16, 2009, for 2008 Incentive Plan results, and February 5, 2010, for 2009 Incentive Plan results. See also the Grants of Plan-Based Awards Table on page 41.
(4)	The amounts shown for Mr. Schoenberger, Mr. Collin and Mr. Meissner reflect the change in pension value plus the change in the SERP value. The amounts shown for Mr. Gantz and Mr. Black reflect only the change in pension value. The Company does not have a non-qualified deferred compensation plan.
(5)	All Other Compensation for Mr. Schoenberger for the year 2009 includes a vehicle allowance, club dues, the 401(k) company match, non-preferential dividends earned in 2009 on the 9,330 shares of Restricted Stock awarded in 2009, and the tax gross-up on the 4,450 shares of restricted stock that vested in 2009 in accordance with the gross-up provision of the Restricted Stock Plan, which is valued at $32,366.

NOTES, continued:

(6)	All Other Compensation for Mr. Collin for the year 2009 includes the 401(k) company match, non-preferential dividends earned in 2009 on the 2,870 shares of Restricted Stock awarded in 2009, and the tax gross-up on the 1,358 shares of restricted stock that vested in 2009 in accordance with the gross-up provision of the Restricted Stock Plan.
(7)	All Other Compensation for Mr. Meissner for the year 2009 includes the 401(k) company match, non-preferential dividends earned in 2009 on the 2,870 shares of Restricted Stock awarded in 2009, and the tax gross-up on the 1,508 shares of restricted stock that vested in 2009 in accordance with the gross-up provision of the Restricted Stock Plan, which is valued at $10,962.
(8)	All Other Compensation for Mr. Gantz for the year 2009 includes the 401(k) company match, non-preferential dividends earned in 2009 on the 1,590 shares of Restricted Stock awarded in 2009, and the tax gross-up on the 1,590 shares of restricted stock that were granted and became taxable as current income in 2009, in accordance with the gross-up provision of the Restricted Stock Plan, which is valued at $15,137. Under the terms of the Company’s Restricted Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Gantz is currently eligible for retirement under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Gantz’s unvested restricted shares as taxable income. Taxes were paid on this additional taxable income in accordance with the gross-up provision of the Restricted Stock Plan.
(9)	Mr. Black received a Chairman’s Award in 2008 which is an award open to all employees that is given for outstanding contribution for the year. Mr. Black was nominated for the Chairman’s Award by Mr. Schoenberger for his extraordinary performance in public relations. The Chairman’s Awards are approved by the Compensation Committee.
(10)	All Other Compensation for Mr. Black for the year 2009 includes the 401(k) company match, non-preferential dividends earned in 2009 on the 1,010 shares of Restricted Stock awarded in 2009, and the tax gross-up on the 535 shares of restricted stock that vested in 2009 in accordance with the gross-up provision of the Restricted Stock Plan.

The table below provides information with respect to the grants of plan-based awards, including Incentive Plan awards and Restricted Stock Plan awards, made to the Named Executive Officers for the year 2009.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Option Awards: Number of Securities Under- lying Options (#)	Exer. or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)	Market Price on Grant Date ($)
Name	Grant Date		Min	Target	Max	Min	Target	Max
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2/5/10 2/5/10	(3) (4)	114,150 —	228,301 —	342,451 —	— 2,830	— 5,660	— 8,490	— —	— —	— 89,250	— 21.00
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2/5/10 2/5/10	(5) (6)	38,840 —	77,680 —	116,520 —	— 870	— 1,740	— 2,610	— —	— —	— 27,510	— 21.00
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2/5/10 2/5/10	(7) (8)	39,299 —	78,597 —	117,896 —	— 870	— 1,740	— 2,610	— —	— —	— 27,510	— 21.00
George R. Gantz Senior Vice President Unitil Service	2/5/10 2/5/10	(9) (10)	30,095 —	60,189 —	90,284 —	— 480	— 960	— 1,440	— —	— —	— 15,120	— 21.00
Todd R. Black Senior Vice President Unitil Service	2/5/10 2/5/10	(11) (12)	26,371 —	52,743 —	79,114 —	— 480	— 960	— 1,440	— —	— —	— 15,120	— 21.00

NOTES:

(1)	In connection with the Incentive Plan, the award for 2009 performance was granted at 86% of Target for all Named Executive Officers, with the exception of Mr. Black (please see Note 11 below), as determined by the Compensation Committee. The “Minimum” reference shown in the table means the minimum threshold performance level must be met to receive the minimum cash incentive award. Failure to meet the minimum threshold for all performance measures would result in no award.
(2)	In connection with the Restricted Stock Plan, the award for 2009 performance was granted at 86% of Target for all Named Executive Officers, as determined by the Compensation Committee. Based on the Performance Factor formula discussed in the “Compensation Discussion and Analysis” on page 34, Restricted Stock Plan awards granted at 70% to 89% of Target equate to awards at 75% of the Target amount for all participants as illustrated in the “Performance Factor” table included in the “Compensation Discussion and Analysis” on page 34. The “Minimum” reference shown in the table means the minimum threshold performance level must be met to receive the minimum stock award. Failure to meet the minimum threshold for all performance measures would result in no award. See “Equity Compensation Plan Information” below for additional information on the mechanics of the Restricted Stock Plan.
(3)	The estimated possible payout information shown for the Incentive Plan is for the 2010 awards for 2009 performance. Mr. Schoenberger’s actual award was granted at 86% of Target, for a total award of $196,338. See also column (g) of the Summary Compensation Table on page 39.
(4)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2010 restricted stock awards for 2009 performance. Mr. Schoenberger’s actual stock award was granted at 75% of Target, for a total award of 4,250 shares of restricted stock. See also column (e) of the Summary Compensation Table on page 39.
(5)	The estimated possible payout information shown for the Incentive Plan is for the 2010 awards for 2009 performance. Mr. Collin’s actual award was granted at 86% of Target, for a total award of $66,805. See also column (g) of the Summary Compensation Table on page 39.

NOTES, continued:

(6)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2010 restricted stock awards for 2009 performance. Mr. Collin’s actual stock award was granted at 75% of Target, for a total award of 1,310 shares of restricted stock. See also column (e) of the Summary Compensation Table on page 39.
(7)	The estimated possible payout information shown for the Incentive Plan is for the 2010 awards for 2009 performance. Mr. Meissner’s actual award was granted at 86% of Target, for a total award of $67,594. See also column (g) of the Summary Compensation Table on page 39.
(8)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2010 restricted stock awards for 2009 performance. Mr. Meissner’s actual stock award was granted at 75% of Target, for a total award of 1,310 shares of restricted stock. See also column (e) of the Summary Compensation Table on page 39.
(9)	The estimated possible payout information shown for the Incentive Plan is for the 2010 awards for 2009 performance. Mr. Gantz’s actual award was granted at 86% of Target, for a total award of $51,763. See also column (g) of the Summary Compensation Table on page 39.
(10)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2010 restricted stock awards for 2009 performance. Mr. Gantz’s actual stock award was granted at 75% of Target, for a total award of 720 shares of restricted stock. See also column (e) of the Summary Compensation Table on page 39.
(11)	The estimated possible payout information shown for the Incentive Plan is for the 2010 awards for 2009 performance. Mr. Black’s actual award was granted at 141% of Target for the first half of 2009 as President of Usource, and 86% of Target for the second half of 2009 as Senior Vice President, Unitil Service, for a total award of $60,331. This award was calculated as ((((141% x ((32% x (50% x base salary))) + (((86% x ((30% x (50% x base salary)))). See also column (g) of the Summary Compensation Table on page 39.
(12)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2010 restricted stock awards for 2009 performance. Mr. Black’s actual stock award was granted at 75% of Target, for a total award of 720 shares of restricted stock. See also column (e) of the Summary Compensation Table on page 39.

Non-Equity Compensation Plan Information

The Incentive Plans

The Company has a Management Incentive Plan, in which all Named Executive Officers participate, and an Employee Incentive Plan, which have been in place since December 1998. These plans provide cash incentive payments that are tied directly to achievement of the Company’s strategic goals. The Management Incentive Plan is available to management employees at grade level 19 and higher. The Employee Incentive Plan is open to employees below grade level 19, with the exception of those employees covered under a collective bargaining agreement.

Annual performance objectives are established each year by the Compensation Committee, and payment of awards, if applicable, is made early in the year following achievement of the objectives. Target incentive payments are established each year that vary based upon the grade level of each participant’s position. Based on 2009 results, the Compensation Committee determined that awards would be paid at 86% of the Target amount. For those employees subject to the Usource goals and objectives, awards were paid at 141% of the Target amount. For more detailed information with regard to performance objectives and measures, see the “Compensation Discussion and Analysis” starting on page 27.

Equity Compensation Plan Information

Restricted Stock Plan

The Restricted Stock Plan is an equity-based plan in which all Named Executive Officers participate, which has been in place since April 2003. Persons eligible to participate in the Restricted Stock Plan include all employees, Directors and consultants of the Company, its subsidiaries and its affiliates. Awards under the Restricted Stock Plan are granted in the form of restricted shares of the Company’s common stock. Awards under the Restricted Stock Plan vary each year based on the achievement of annual performance objectives that correlate with the annual performance objectives as defined under the Incentive Plan. For more detailed information with regard to performance objectives and measures, see the “Compensation Discussion and Analysis” starting on page 27.

Since the inception of the Restricted Stock Plan, shares of restricted stock were awarded for prior year performance in February 2010, February 2009, February 2008, February 2007, February 2006, March 2005, April 2004, and May 2003 under the terms and conditions of the plan. Grants of restricted stock vest at a rate of 25% per year beginning in the year following the year of the grant. All shares of restricted stock, regardless of vesting position, are fully eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2009, the Company paid a quarterly non-preferential dividend of $0.345 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective Record Date.

Based on 2009 results, the Compensation Committee determined that awards under the Restricted Stock Plan would be paid at 86% of Target, which, based on the Performance Factor Formula discussed on page 34, equates to 75% of the Target amount for all participants.

For participants, actual valuation of the awards granted under the Restricted Stock Plan is the closing price of Unitil common stock on the day the shares vest. All awards granted have been grossed-up to offset the participant’s tax obligation in connection with the award. At the time of grant, the Compensation Committee takes into account the value of the gross-up feature and reduces the size of the awards accordingly. Additional information concerning the tax gross-up process and formula is included in the “Compensation Discussion and Analysis” on page 31.

The restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted shares are subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or a change in control. Under the terms of the Company’s Restricted Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable, which is upon eligibility for retirement. Taxes are paid on this additional taxable income in accordance with the Restricted Stock Plan’s gross-up provisions. Upon the occurrence of a change in control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted shares will immediately lapse. The term “change in control” is defined below on page 52.

Equity Compensation Plan Information

Stock Option Plan

The Stock Option Plan was adopted by the Board in December 1998, and was terminated upon recommendation of the Compensation Committee in 2001. See also the “Compensation Discussion and Analysis” on page 35 for additional information regarding plan termination. The Compensation Committee is charged with the ongoing administration of the Stock Option Plan. During the approximate three-year period that the plan was active, grants were made to certain management employees (“participants”) in March, 1999, January, 2000, and January, 2001. No option grant has been made since January 2001, and no further option grants will be made under this plan. The Stock Option Plan remains in effect solely for the purpose of the continued administration of the 33,000 option shares currently outstanding.

Stock options granted under the Stock Option Plan entitle the holders of those options to purchase up to the number of shares of common stock specified in the grant. Each option grant carried a vesting period of three years: 25% in year one, 25% in year two and 50% in year three. The options granted under the Stock Option Plan were granted for a period of ten years at an exercise price equal to 100% of the fair market value based on the closing stock price on the day preceding the grant. If unexercised, current outstanding options will expire in 2011. Currently, all outstanding options are fully-vested and exercisable. As of December 31, 2009, no option grants had exercise prices below the fair market value of the underlying common stock. In 2009 and to date in 2010, a total of 70,700 options granted in 1999 and 2000 have expired and were forfeited. The details of those forfeitures are shown in the table below.

Expiration Date	Grant Date	Number of Options Expired & Forfeited	Exercise Price
3/9/2009	3/9/1999	37,200	$23.275
1/17/2010	1/17/2000	32,500	$32.125
2/9/2010	2/9/2000	1,000	$33.563

Of the 70,700 options that expired and were forfeited, 53,700 were held by the Named Executive Officers. The unexpired options granted under the Stock Option Plan are reflected in the Outstanding Equity Awards Table on page 46.

Upon termination from the Company as a result of death or disability, the participant shall have up to the date of expiration, or 12 months, whichever date is earlier, to exercise any option granted under the Stock Option Plan. Upon termination from the Company for cause, all outstanding option grants immediately expire and are forfeited. Upon voluntary termination, including retirement, or upon termination by the Company for any reason other than death, disability, or cause, the participant shall have 90 days from the date of termination to exercise any outstanding option grant.

The table below provides information with respect to the options exercised in 2009 under the 1998 Stock Option Plan, and the shares of stock granted under the Restricted Stock Plan in previous years that vested during 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)		Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)		(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	1,375 825 1,250 1,000	(2) (3) (4) (5)	27,913 16,830 25,613 18,250
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	450 270 438 200	(2) (3) (4) (5)	9,135 5,508 8,975 3,650
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	450 270 438 350	(2) (3) (4) (5)	9,135 5,508 8,975 6,388
George R. Gantz (6) Senior Vice President Unitil Service	—	—	250 150 250 200	(2) (3) (4) (5)	5,075 3,060 5,123 3,650
Todd R. Black Senior Vice President Unitil Service	—	—	158 95 157 125	(2) (3) (4) (5)	3,197 1,938 3,217 2,281

NOTES:

(1)	No options granted under the terms and conditions of the 1998 Stock Option Plan were exercised in 2009.
(2)	In connection with the Restricted Stock Plan grant on February 6, 2008, 25% of the total grant for each participant vested on February 6, 2009, at a price of $20.30.
(3)	In connection with the Restricted Stock Plan grant on February 9, 2007, 25% of the total grant for each participant vested on February 9, 2009 at a price of $20.40.
(4)	In connection with the Restricted Stock Plan grant on February 16, 2006, 25% of the total grant for each participant vested on February 16, 2009 at a price of $20.49.
(5)	In connection with the Restricted Stock Plan grant on March 8, 2005, 25% of the total grant for each participant vested on March 8, 2009 at a price of $18.25.
(6)	The amounts shown for Mr. Gantz as shares that vested in 2009 represent only the number of shares that actually vested and are free of all restrictions in accordance with the provisions of the Restricted Stock Plan. Not included are the remainder of Mr. Gantz’s outstanding unvested shares that were considered vested for tax purposes in 2009 due to his eligibility for retirement under the provisions of the Unitil Corporation Retirement Plan.

The table below provides information with respect to the outstanding equity awards of the Named Executive Officers as of December 31, 2009, including exercisable option awards granted under the Option Plan, and unvested stock awards granted under the Restricted Stock Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)		Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exer. Price ($)	Option Exp. Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	20,000	(1)	—	—	25.88	1/16/11	1,250 1.650 4,125 9,330	(2) (3) (4) (5)	28,725 37,917 94,793 214,403	— — — —	— — — —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2,000	(1)	—	—	25.88	1/16/11	437 540 1,350 2,870	(2) (3) (4) (5)	10,031 12,409 31,023 65,953	— — — —	— — — —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	1,000	(1)	—	—	25.88	1/16/11	437 540 1,350 2,870	(2) (3) (4) (5)	10,031 12,409 31,023 65,953	— — — —	— — — —
George R. Gantz Senior Vice President, Unitil Service	2,500	(1)	—	—	25.88	1/16/11	250 300 750 1,590	(2) (3) (4) (5)	5,745 6,894 17,235 36,538	— — — —	— — — —
Todd R. Black Senior Vice President, Unitil Service	2,000	(1)	—	—	25.88	1/16/11	154 190 473 1,010	(2) (3) (4) (5)	3,545 4,366 10,858 23,210	— — — —	— — — —

NOTES:

(1)	Option was granted on January 16, 2001 pursuant to the 1998 Stock Option Plan. This option is fully vested and exercisable.
(2)	Shares of restricted stock were granted on February 16, 2006 pursuant to the Restricted Stock Plan, which vested 25% on February 16, 2007, 25% on February 16, 2008, and 25% on February 16, 2009. The remaining unvested shares shown in the table (25% of the total grant) will vest on February 16, 2010.
(3)	Shares of restricted stock were granted on February 9, 2007 pursuant to the Restricted Stock Plan, which vested 25% on February 9, 2008, and 25% on February 9, 2009. The remaining unvested shares shown in the table (50% of the total grant) will vest 25% on February 9, 2010, and 25% on February 9, 2011.
(4)	Shares of restricted stock were granted on February 6, 2008 pursuant to the Restricted Stock Plan, which vested 25% on February 6, 2009. The unvested shares shown in the table (75% of the total grant) will vest 25% on February 6, 2010, 25% on February 6, 2011, and 25% on February 6, 2012.
(5)	Shares of restricted stock were granted on February 16, 2009 pursuant to the Restricted Stock Plan. The unvested shares shown in the table (100% of the total grant) will vest 25% on February 16, 2010, 25% on February 16, 2011, 25% on February 16, 2012, and 25% on February 16, 2013.

The table below provides information with respect to the present value of the accumulated benefit under the Retirement Plan for all Named Executive Officers, and under the SERP for those officers currently participating in the SERP, as of December 31, 2009. The amounts shown in column (d) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	Retirement Plan SERP (1)	12 12	409,108 1,391,532	—
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	Retirement Plan SERP (1)	21 21	387,626 31,154	—
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	Retirement Plan SERP (1)	15 15	230,614 40,306	—
George R. Gantz Senior Vice President, Unitil Service	Retirement Plan	26	649,416	—
Todd R. Black Senior Vice President, Unitil Service	Retirement Plan	12	134,494	—

NOTES:

(1)	The present value amounts calculated by the Company’s Actuary are based on assumptions for the growth of the Company’s 401(k) contribution, participant’s salary, participant’s age, and the 2009 discount rate of 5.75%.

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit pension plan and related trust agreement that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, no amounts were contributed or accrued specifically for the benefit of any executive officer of Unitil under the Retirement Plan. Directors of Unitil who are not or have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan. See page 35 of the Compensation Discussion and Analysis for information regarding the closure of this Retirement Plan which became effective on January 1, 2010.

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is:

2% of average annual salary (average annual salary during the five consecutive years out of the last 20 years of employment that give the highest average salary) for each of the first 20 years of benefit service plus (+)

1% of average annual salary for each of the next 10 years of benefit service plus (+)

1/2% of average annual salary for each year of benefit service in excess of 30 minus (-)

50% of age 65 annual Social Security benefit (as defined in the Retirement Plan)

minus (-)

any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan

The Retirement Plan provides all employees with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60. Mr. Gantz is the only Named Executive Officer currently eligible for early retirement benefits. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of its subsidiaries.

The Supplemental Executive Retirement Plan

The Company also maintains a SERP, a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board. At the present time, Mr. Schoenberger, Mr. Collin and Mr. Meissner have been selected by the Board to receive SERP benefits upon attaining normal or early retirement eligibility. Annual benefits are based on a participant’s final average earnings less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to the participant by Unitil or any previous employer and less income that a participant receives as a primary Social Security benefit. Early retirement benefits are available to a participant, with the approval of the Board, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 60, the benefits are reduced by 5% for each year that commencement of benefits precedes attainment of age 60. Currently, none of the Named Executive Officers participating in the SERP are eligible for early retirement. If a participant terminates employment for any reason prior to retirement, the participant will not be entitled to any benefits under the SERP.

Potential Payments Upon Termination or Change in Control

Upon termination of employment following a change in control of the Company, severance benefits will be paid to the Named Executive Officers. The severance benefits for termination other than a change in control that are payable to Mr. Schoenberger are addressed in his employment agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other Named Executive Officers are not covered under employment agreements and any severance benefits payable to them would be paid solely following a change in control of the Company.

Change in Control

The Company maintains Change of Control Agreements with certain key management employees, including all Named Executive Officers, to provide continuity in the management and operation of the Company and its subsidiaries, and so that key management employees will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss in the event of a change in control. The Board approves all Change of Control Agreements (“Agreements.”) The Company maintains both two-year (executed in 2001 and later) Agreements and three-year (executed prior to 2001) Agreements. All existing Agreements are “double trigger” Agreements, meaning that two events must occur in order for benefits to be paid: 1) a change of control must occur and 2) an adverse employment action must occur during the term of the Agreement. The term of each Agreement begins upon a change in control of the Company. Double trigger Agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. Each Agreement becomes effective, and the severance benefit becomes payable, exclusively upon the occurrence of a change in control of the Company. The terms “change in control” and “adverse employment action” are defined for this purpose below starting on page 52.

The information below reflects the estimated current value of the compensation to be paid to each of the Named Executive Officers of the Company in the event of termination following a change in control of the Company and an adverse employment action. The amounts shown below assume that termination of employment was effective as of December 31, 2009, and thus includes amounts earned through that time. The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers upon termination. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company.

ESTIMATED CURRENT VALUE OF CHANGE IN CONTROL BENEFITS (1)

Name	Severance Amount (2) ($)	Pension Benefit ($)	401(k) Match ($)	Insurance Continu- ation ($)	Accel- erated Vesting of Restricted Stock (3) ($)	Estimated Amount of Excise Tax Gross-up (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2,264,768	406,132	21,350	63,777	375,838	1,017,926	4,149,791
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	969,300	91,000	21,350	43,053	119,439	410,826	1,654,968
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	661,082	65,797	14,391	39,862	119,439	247,757	1,148,328
George R. Gantz Senior Vice President, Unitil Service	837,785	88,354	21,350	64,074	—	404,741	1,416,304
Todd R. Black President, Usource	650,660	45,523	19,493	58,209	42,025	268,743	1,084,653

NOTES:

(1)	The amounts shown were calculated using a discount rate of 5.75% and a discount factor of 2.25%.
(2)	The amounts shown represent the present value of two or three years’ base salary and Incentive Plan cash award, depending on the term of the agreement. Mr. Schoenberger, Mr. Collin, Mr. Gantz and Mr. Black—three years; Mr. Meissner—two years.
(3)	The numbers shown represent the IRS value under section 4999 of the Internal Revenue Code due to the vesting of the awards granted under the Restricted Stock Plan. The amounts shown were calculated using the closing stock price on December 31, 2009, $22.98.
(4)	The estimated amount of excise tax gross-up is equal to the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits payable on December 31, 2009 that exceeds each individual’s average W-2 earnings for the years 2005 to 2009.

The total reflected in the table above is calculated by adding (i) the present value of two or three years’ base salary and Incentive Plan cash award, based on the term of the Agreement; (ii) the present value of the amount, in addition to the amount reflected in the Pension Benefit Table, the employee would have received under the Retirement Plan, based on the term of the Agreement; (iii) the present value of contributions that would have been made by the Company under the 401(k), based on the term of the Agreement; and (iv) the economic benefit of the accelerated vesting of all unvested restricted shares held as of the date of termination. Also included is the present value of two or three years’ insurance continuation, based on the term of the Agreement, and the present value of the estimated amount of excise tax gross-up, if applicable. All calculations assume the employee would have continued to be employed for the two or three-year period applicable to the term of their individual Agreement.

Each Agreement also provides for the continuation of all employee benefits for a period of two or three years, based on the term of the Agreement, commencing with the month in which the termination occurs. In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will “gross up,” on an after-tax basis, the Named Executive Officers’ compensation for that excise tax.

The severance benefit is a lump sum cash payment made from the general funds of the Company. The Company is not required to establish a special or separate fund or other segregation of assets to assure such payments.

Chief Executive Officer—Employment Agreement

On November 1, 2009, the Company entered into the current employment agreement (the “Employment Agreement”) with Mr. Schoenberger that provides for his employment as chairman of the Board, chief executive officer and president of the Company through October 31, 2012. Mr. Schoenberger’s Employment Agreement provides that he will receive an annual base salary of at least $456,601, which is subject to annual review by the Compensation Committee and the Board for discretionary periodic increases in accordance with the Company’s compensation policies. Additionally, Mr. Schoenberger is entitled to participation in the Company’s SERP, as previously approved by the Board, and all other employee benefit plans made available by the Company. Mr. Schoenberger is also entitled to participate in all executive benefit and incentive plans, which includes the Management Incentive Plan and the Restricted Stock Plan. The Employment Agreement also provides that the Change of Control Agreement entered into on February 6, 1998, between Mr. Schoenberger and the Company shall remain in effect.

Under the terms of the Employment Agreement, the Board may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Schoenberger terminates his employment because of a constructive termination, the Company shall pay Mr. Schoenberger a combination of (i) base pay at the rate in effect on the date of employment termination, and (ii) an annual amount equal to the average of the annual Incentive Plan award received by Mr. Schoenberger in the two calendar years preceding the year in which termination occurs, which have a total present value as of December 31, 2009, of $1,352,301, which shall be paid in equal monthly installments for a period of 24 months in accordance with the Company’s regular payroll policies. Mr. Schoenberger shall also be entitled to continuation of all benefits for a period of two years following the date of termination, which have a total present value of $28,773, as of December 31, 2009. If during that two-year period Mr. Schoenberger shall secure full-time employment, the Company’s obligation to provide benefits shall cease.

If Mr. Schoenberger terminates his employment for any reason other than constructive termination, or if his employment is terminated due to his death, or if the Company terminates Mr. Schoenberger’s employment as a result of disability or cause, the Company shall have no obligation under the Employment Agreement.

The Employment Agreement also contains provisions that prohibit Mr. Schoenberger from engaging in any business that is competitive with the Company’s business, soliciting any employee to leave the employment of the Company for employment with a competitive company, or diverting any business of the Company to a competitive company, in each case for a period of two years following termination. Mr. Schoenberger is also prohibited under the terms of the Employment Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about the Company, its management, or about any product or service that the Company provides, or about the Company’s prospects for the future at any time or for any reason.

Definition of Change of Control and Adverse Employment Action

A change of control is defined in the Change of Control Agreements as:

(i)	Unitil receives a report on Schedule 13D filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(ii)	any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii)	the shareholders of Unitil approve:

(a)	any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or

(b)	any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or

(iv)	there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period. Should the change of control be shareholder approved, and if the Board determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

An adverse employment action is defined in the Change of Control Agreements as any:

(i)	material demotion in the position held with the Company that would cause the employee’s position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, a change from being a senior officer of a publicly-held company or a diminution in perquisites to which the employee is currently entitled, but excluding for this purpose, changes to individuals, groups, positions, or divisions that report to the employee or the person or persons to whom the employee reports;

(ii)	assignment or reassignment by the Company of the employee to another place of employment more than 50 miles from the employee’s current place of employment;

(iii)	liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes the Change of Control Agreement and all obligations and undertakings of the Company;

(iv)	reduction in the employee’s total compensation or any specific component of compensation, except as part of a salary reduction program affecting the management employees of the Company and its subsidiaries generally;

(v)	other material breach of the Change of Control Agreement by the Company; or

(vi)	if there is a termination of the Service Agreement by and between the Company and Unitil Service Corp. dated as of January 23, 1985, as amended.

Proposal 2:  Ratification of Selection of Caturano and Company, P.C., as Independent Public Accountants for 2010

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent accountants.

Based on this review, the Audit Committee has appointed Caturano and Company, P.C. (“Caturano”) as independent auditors to conduct the Company’s annual audit for 2010. Caturano has served as the Company’s independent auditors since 2005. Although shareholder approval is not required for the appointment of Caturano, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request shareholders to ratify the selection of Caturano as our independent auditors. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Caturano will be present at the Annual Meeting and will have an opportunity to make a statement, if they wish. They will also be available to respond to questions from shareholders at the meeting.

The Board and the Audit Committee recommend that shareholders vote FOR the ratification of the selection and appointment of Caturano and Company, P.C.

Other Matters to Come Before the Meeting

The Board does not intend to bring before the meeting any matters other than those described above and knows of no other matters that may properly come before the meeting. If any other matters or motions come before the meeting, and Unitil does not have notice of the matter on or before January 16, 2010, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for the 2011 Annual Meeting of shareholders must be received by Unitil at its Corporate Headquarters not later than November 13, 2010. Any shareholder proposal for consideration at the 2011 Annual Meeting will be considered untimely unless received by Unitil at its corporate headquarters not later than January 16, 2011.

Solicitation of Proxies

This proxy statement is being first sent to shareholders on or about March 4, 2010. Unitil is asking for your proxy and will pay all of the costs associated with asking for shareholder proxies for the 2010 Annual Meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held in street name, and Unitil will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material. Unitil has also retained The Altman Group to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses associated with such retention.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

Unitil will furnish without charge to any shareholder or other interested party a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year 2009, upon written request to Mark H. Collin, senior vice president, chief financial officer and treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Voting Items

1. Election of Directors — The Board of Directors recommends a vote FOR each of the nominees listed below.

Nominees:	For	Withhold		For	Withhold		For	Withhold

01 - Michael J. Dalton	[ ]	[ ]	02 - Edward F. Godfrey	[ ]	[ ]	03 - Eben S. Moulton	[ ]	[ ]

2. Ratification of Selection of Independent Registered Public Accountants — The Board of Directors recommends a vote FOR the firm listed below.

	For	Against	Abstain
Caturano and Company, P.C.	[ ]	[ ]	[ ]

This proxy will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted in favor of the election of the three directors listed in Item 1, and in favor of the firm listed in Item 2.

PLEASE RETURN THIS PROXY PROMPTLY.

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	[ ]

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

Unitil Corporation

2010 Annual Meeting of Shareholders

Thursday, April 15, 2010 at 10:30 A.M.

6 Liberty Lane West

Hampton, New Hampshire

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. This information relates to the management of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on this Proxy Card to vote your shares, then sign the card and return it in the enclosed postage paid envelope.

Your vote must be submitted prior to the Annual Meeting of Shareholders on April 15, 2010, unless you plan to vote in person at the meeting.

Thank you in advance for your prompt consideration.

If you would like additional information, please call 800-999-6501 or contact us at InvestorRelations@unitil.com.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Unitil Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Common Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Thursday, April 15, 2010, at 10:30 A.M., and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.